Windstream Holdings II, LLC Consolidated Financial Information For the period ended December 31, 2022 Exhibit 99.1

Windstream Holdings II, LLC (Successor) Windstream Holdings, Inc. (Predecessor) Table of Contents Page No. Report of Independent Auditors F-1 Report of Independent Registered Public Accounting Firm F-3 Consolidated Financial Statements: Consolidated Statements of Operations F-4 Consolidated Statements of Comprehensive Income (Loss) F-5 Consolidated Balance Sheets F-6 Consolidated Statements of Cash Flows F-7 Consolidated Statements of Equity (Deficit) F-8 Notes to Consolidated Financial Statements F-9

Report of Independent Auditors To the Board of Managers of Windstream Holdings II, LLC Opinion We have audited the accompanying consolidated financial statements of Windstream Holdings II, LLC and its subsidiaries (Successor or the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive income (loss), equity (deficit) and cash flows for the years ended December 31, 2022 and 2021, and for the period from September 22, 2020 through December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, and for the period from September 22, 2020 through December 31, 2020 in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Emphasis of Matter As discussed in Note 1 to the consolidated financial statements, on June 26, 2020, the United States Bankruptcy Court for the Southern District of New York approved and confirmed the First Amended Joint Chapter 11 Plan of Reorganization (the "plan") of Windstream Holdings, Inc., et al. filed by Windstream Holdings, Inc. and all of its subsidiaries, including Windstream Services, LLC (collectively the “Debtors”). Confirmation of the plan resulted in the discharge of substantially all of the claims against the Debtors that arose before February 25, 2019 and terminates all rights and interests of equity security holders as provided for in the plan. Pursuant to the plan, the Debtors were reorganized and Windstream Holdings II, LLC was formed and became the new parent company. The plan was substantially consummated on September 21, 2020 and the Debtors emerged from bankruptcy. In connection with their emergence from bankruptcy, the Debtors adopted fresh start accounting as of September 21, 2020. Our opinion is not modified with respect to this matter. Responsibilities of Management for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued. Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. F-1

In performing an audit in accordance with US GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. /s/ PricewaterhouseCoopers LLP Little Rock, Arkansas March 14, 2023 F-2

Report of Independent Registered Public Accounting Firm To the Board of Directors and Shareholders of Windstream Holdings, Inc. Opinion on the Financial Statements We have audited the accompanying consolidated statements of operations, comprehensive income (loss), equity (deficit) and cash flows of Windstream Holdings, Inc. and its subsidiaries (“Predecessor” or “Old Holdings”) for the period from January 1, 2020 through September 21, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Old Holdings for the period from January 1, 2020 through September 21, 2020, in conformity with accounting principles generally accepted in the United States of America. Basis of Accounting As discussed in Note 1 to the consolidated financial statements, Old Holdings and all of its subsidiaries, including Old Services (collectively, the “Debtors”) filed a petition on February 25, 2019 with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The First Amended Joint Chapter 11 Plan of Reorganization of Windstream Holdings, Inc., et al. (the “plan”) was substantially consummated on September 21, 2020 and the Debtors emerged from bankruptcy. In connection with their emergence from bankruptcy, the Debtors adopted fresh start accounting. Basis for Opinion These consolidated financial statements are the responsibility of Old Holdings’ management. Our responsibility is to express an opinion on the Old Holdings’ consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Old Holdings in accordance with the relevant ethical requirements relating to our audit, which include standards of the American Institute of Certified Public Accountants (AICPA) Code of Professional Conduct. We conducted our audits of these consolidated financial statements in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion. /s/ PricewaterhouseCoopers LLP Little Rock, Arkansas March 26, 2021 We have served as the Company's auditor since 2006. F-3

WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) CONSOLIDATED STATEMENTS OF OPERATIONS Successor Predecessor (Millions) Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Revenues and sales: Service revenues $ 4,183.8 $ 4,355.8 $ 1,244.0 $ 3,368.9 Sales revenues 45.1 63.1 17.4 58.6 Total revenues and sales 4,228.9 4,418.9 1,261.4 3,427.5 Costs and expenses: Cost of services 2,690.7 2,765.0 797.3 2,202.5 Cost of sales 55.0 64.1 17.7 60.7 Selling, general and administrative 703.1 638.9 182.8 492.1 Depreciation and amortization 801.4 751.5 183.1 646.3 Net loss on asset retirements and dispositions 51.1 35.6 — — Restructuring charges — 7.2 2.7 16.3 Total costs and expenses 4,301.3 4,262.3 1,183.6 3,417.9 Operating (loss) income (72.4) 156.6 77.8 9.6 Other (expense) income, net (21.9) 47.9 44.9 13.0 Gain on early extinguishment of debt — 10.2 — — Reorganization items, net — — — 2,518.4 Interest expense (185.4) (175.8) (57.1) (198.9) (Loss) income before income taxes (279.7) 38.9 65.6 2,342.1 Income tax benefit (expense) 62.0 (21.5) (18.4) (244.8) Net (loss) income $ (217.7) $ 17.4 $ 47.2 $ 2,097.3 The accompanying notes are an integral part of these consolidated financial statements. F-4

WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) Successor Predecessor (Millions) Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Net (loss) income $ (217.7) $ 17.4 $ 47.2 $ 2,097.3 Other comprehensive income (loss): Interest rate swaps: Changes in fair value in the period 30.9 5.2 (0.3) — Net unrealized (gains) losses included in interest expense (4.6) 0.4 0.1 (9.5) Elimination of Predecessor accumulated other comprehensive income — — — (14.1) Income tax (expense) benefit (6.5) (1.4) — 6.0 Change in interest rate swaps 19.8 4.2 (0.2) (17.6) Pension and postretirement plans: Prior service credit recorded in the period — 8.2 — — Net actuarial gain (loss) recorded in the period 2.6 6.3 (0.4) (1.0) Plan curtailments and settlements — — — — Amounts included in net periodic benefit cost: Amortization of net actuarial (gains) losses (0.6) (0.4) — 0.1 Amortization of prior service credits (0.8) (0.3) — (0.9) Income tax (expense) benefit (0.3) (3.4) — 0.4 Net periodic benefit cost (1.7) (4.1) — (0.4) Elimination of Predecessor accumulated other comprehensive income — — — (4.7) Income tax benefit — — 0.1 1.1 Change in pension and postretirement plans 0.9 10.4 (0.3) (5.0) Other comprehensive income (loss) 20.7 14.6 (0.5) (22.6) Comprehensive (loss) income $ (197.0) $ 32.0 $ 46.7 $ 2,074.7 The accompanying notes are an integral part of these consolidated financial statements. F-5

WINDSTREAM HOLDINGS II, LLC (Successor) CONSOLIDATED BALANCE SHEETS (Millions, except par value) December 31, 2022 December 31, 2021 Assets Current Assets: Cash and cash equivalents $ 112.6 $ 285.5 Restricted cash 5.3 5.3 Accounts receivable, net of allowance for credit losses of $20.4 and $14.0, respectively 376.9 366.3 Inventories 236.5 146.8 Prepaid expenses and other 213.6 154.4 Total current assets 944.9 958.3 Intangible assets, net 324.0 439.4 Property, plant and equipment, net 3,847.6 3,729.5 Operating lease right-of-use assets 4,026.1 4,206.4 Other assets 128.6 103.0 Total Assets $ 9,271.2 $ 9,436.6 Liabilities and Equity Current Liabilities: Current portion of long-term debt $ 7.5 $ 7.5 Current portion of operating lease obligations 421.1 452.4 Accounts payable 191.9 162.8 Advance payments 147.2 140.1 Accrued taxes 75.4 61.6 Accrued interest 43.7 41.3 Other current liabilities 305.8 332.9 Total current liabilities 1,192.6 1,198.6 Long-term debt 2,318.9 2,087.9 Long-term operating lease obligations 3,764.3 3,936.8 Deferred income taxes 267.4 342.1 Other liabilities 369.7 321.2 Total liabilities 7,912.9 7,886.6 Commitments and Contingencies (See Note 17) Equity: Equity units 1,463.0 1,463.0 Additional paid-in capital 13.6 8.3 Accumulated other comprehensive income 34.8 14.1 Retained earnings (accumulated deficit) (153.1) 64.6 Total equity 1,358.3 1,550.0 Total Liabilities and Equity $ 9,271.2 $ 9,436.6 The accompanying notes are an integral part of these consolidated financial statements. F-6

**WINDSTREAM HOLDINGS II, LLC (Successor)**
**WINDSTREAM HOLDINGS, INC. (Predecessor)**
**CONSOLIDATED STATEMENTS OF CASH FLOWS**

| (Millions) | Successor Year Ended December 31, 2022 | Successor Year Ended December 31, 2021 | Successor Period from September 22, 2020 through December 31, 2020 | Predecessor Period from January 1, 2020 through September 21, 2020 |
|---|---|---|---|---|
| **Cash Flows from Operating Activities:** | | | | |
| Net (loss) income | $ (217.7) | $ 17.4 | $ 47.2 | $ 2,097.3 |
| Adjustments to reconcile net (loss) income to net cash provided from operations: | | | | |
| Depreciation and amortization | 801.4 | 751.5 | 183.1 | 646.3 |
| Allowance for credit losses | 44.8 | 22.9 | 9.6 | 18.8 |
| Non-cash reorganization items, net | — | — | — | (2,740.0) |
| Deferred income taxes | (81.5) | 11.6 | 15.4 | 245.6 |
| Net loss on asset retirements and dispositions | 51.1 | 35.6 | — | — |
| Gain on early extinguishment of debt | — | (10.2) | — | — |
| Pension expense (income) | 40.9 | (46.1) | (43.3) | (10.1) |
| Other, net | 16.7 | 15.3 | 4.9 | (7.2) |
| Changes in operating assets and liabilities, net | | | | |
| Accounts receivable | (55.4) | 51.5 | 3.6 | 50.0 |
| Inventories | (91.4) | (71.9) | (7.4) | (10.7) |
| Prepaid expenses and other | (27.8) | (33.7) | 41.0 | (43.1) |
| Income tax receivable | — | 9.7 | — | — |
| Other assets | (16.9) | (38.9) | (16.2) | (8.0) |
| Accounts payable | 22.5 | (35.4) | (12.8) | (337.2) |
| Advance payments | 7.1 | 2.4 | 5.2 | (2.4) |
| Accrued interest | 2.4 | 1.8 | 39.3 | (1.1) |
| Accrued taxes | 13.8 | (1.2) | (14.6) | 14.1 |
| Other current liabilities | (6.5) | (8.6) | 37.1 | (114.0) |
| Other liabilities | 15.9 | 20.2 | (27.5) | 39.8 |
| Operating lease assets and lease obligations | (23.5) | 168.7 | 16.2 | 9.0 |
| Other, net | — | 1.0 | (0.5) | 1.2 |
| Net cash provided from (used in) operating activities | 495.9 | 863.6 | 280.3 | (151.7) |
| **Cash Flows from Investing Activities:** | | | | |
| Additions to property, plant and equipment | (1,080.8) | (962.8) | (298.7) | (722.8) |
| Proceeds from sale of assets to Uniti | — | — | — | 230.1 |
| Uniti funding of growth capital expenditures | 238.0 | 221.5 | 84.7 | — |
| Grant funds received for broadband expansion | 10.1 | 50.9 | 7.9 | — |
| Capital expenditures funded by government grants | (52.1) | (11.5) | (6.7) | — |
| Purchase of FCC spectrum licenses | — | — | (24.3) | (27.9) |
| Other, net | 6.1 | 1.7 | — | (1.6) |
| Net cash used in investing activities | (878.7) | (700.2) | (237.1) | (522.2) |
| **Cash Flows from Financing Activities:** | | | | |
| Proceeds from rights offering | — | — | — | 750.0 |
| Proceeds from IRU contract with Uniti | — | — | — | 15.7 |
| Repayments of debt and swaps | (412.5) | (7.5) | (5.8) | (2,533.4) |
| Proceeds of debt issuance | 642.5 | — | — | 2,420.0 |
| Debt issuance costs | (6.9) | — | — | (47.1) |
| Payments under finance leases | (10.3) | (10.6) | (3.2) | (17.3) |
| Other, net | (2.9) | (1.7) | (0.2) | (0.4) |
| Net cash provided from (used in) financing activities | 209.9 | (19.8) | (9.2) | 587.5 |
| (Decrease) increase in cash, cash equivalents and restricted cash | (172.9) | 143.6 | 34.0 | (86.4) |
| **Cash, Cash Equivalents and Restricted Cash:** | | | | |
| Beginning of period | 290.8 | 147.2 | 113.2 | 199.6 |
| End of period | $ 117.9 | $ 290.8 | $ 147.2 | $ 113.2 |

The accompanying notes are an integral part of these consolidated financial statements.

F-7

**WINDSTREAM HOLDINGS II, LLC (Successor)**
**WINDSTREAM HOLDINGS, INC. (Predecessor)**
**CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)**

| (Millions) | Common Stock (Predecessor) Equity Units (Successor) | Additional Paid-In Capital | Accumulated Other Comprehensive Income | Retained Earnings (Accumulated Deficit) | Total |
|---|---|---|---|---|---|
| **Predecessor:** | | | | | |
| Balance as of December 31, 2019 | $ — | $ 1,253.1 | $ 22.6 | $ (3,350.1) | $ (2,074.4) |
| Cumulative effect adjustment, net of tax: | | | | | |
| Adoption of ASC 326 | — | — | — | (1.8) | (1.8) |
| Net income | — | — | — | 2,097.3 | 2,097.3 |
| Other comprehensive (loss) income, net of tax: | | | | | |
| Change in pension and postretirement plans | — | — | (1.4) | — | (1.4) |
| Change in interest rate swaps | — | — | (7.1) | — | (7.1) |
| Elimination of Predecessor accumulated other comprehensive income | — | — | (14.1) | — | (14.1) |
| Comprehensive (loss) income | — | — | (22.6) | 2,097.3 | 2,074.7 |
| Share-based compensation | — | 1.4 | — | — | 1.4 |
| Other | — | 0.1 | — | — | 0.1 |
| Cancellation of Predecessor equity | — | (1,254.6) | — | 1,254.6 | — |
| Issuance of Successor equity units | 1,463.0 | — | — | — | 1,463.0 |
| Balance as of September 21, 2020 | $ 1,463.0 | $ — | $ — | $ — | $ 1,463.0 |
| **Successor:** | | | | | |
| Balance as of September 22, 2020 | $ 1,463.0 | $ — | $ — | $ — | $ 1,463.0 |
| Net income | — | — | — | 47.2 | 47.2 |
| Other comprehensive (loss) income, net of tax: | | | | | |
| Change in postretirement plan | — | — | (0.3) | — | (0.3) |
| Change in interest rate swaps | — | — | (0.2) | — | (0.2) |
| Comprehensive (loss) income | — | — | (0.5) | 47.2 | 46.7 |
| Equity-based compensation | — | 1.8 | — | — | 1.8 |
| Balance as of December 31, 2020 | $ 1,463.0 | $ 1.8 | $ (0.5) | $ 47.2 | $ 1,511.5 |
| Net income | — | — | — | 17.4 | 17.4 |
| Other comprehensive income, net of tax: | | | | | |
| Change in postretirement plan | — | — | 10.4 | — | 10.4 |
| Change in interest rate swaps | — | — | 4.2 | — | 4.2 |
| Comprehensive income | — | — | 14.6 | 17.4 | 32.0 |
| Equity-based compensation | — | 6.5 | — | — | 6.5 |
| Balance as of December 31, 2021 | $ 1,463.0 | $ 8.3 | $ 14.1 | $ 64.6 | $ 1,550.0 |
| Net loss | $ — | $ — | $ — | $ (217.7) | $ (217.7) |
| Other comprehensive income, net of tax: | | | | | |
| Change in postretirement plan | — | — | 0.9 | — | 0.9 |
| Change in interest rate swaps | — | — | 19.8 | — | 19.8 |
| Comprehensive income (loss) | — | — | 20.7 | (217.7) | (197.0) |
| Equity-based compensation | — | 7.9 | — | — | 7.9 |
| Other | — | (2.6) | — | — | (2.6) |
| Balance as of December 31, 2022 | $ 1,463.0 | $ 13.6 | $ 34.8 | $ (153.1) | $ 1,358.3 |

The accompanying notes are an integral part of these consolidated financial statements.

F-8

1. Background and Basis of Presentation: Organizational Structure – Windstream Holdings II, LLC (“Holdings II”), is a Delaware limited liability company that was formed and became the successor entity through acquiring the net assets of Windstream Holdings, Inc. (“Old Holdings”) upon the emergence of Old Holdings and all of its subsidiaries from bankruptcy, as further discussed below. Holdings II, together with its consolidated subsidiaries, (collectively, “Windstream,” “the Company,” “we,” or “our”), is a privately held communications and software company with no publicly registered debt or equity securities. Windstream Services, LLC (“Win Services” or “Borrower”) is a wholly owned subsidiary of Holdings II. Old Holdings was a publicly traded holding company incorporated in the state of Delaware and the parent of Windstream Services PE, LLC (“Old Services”). Old Holdings owned a 100 percent interest in Old Services and was not a guarantor or subject to the restrictive covenants included in any of Old Services’ debt agreements. Old Services and its guarantor subsidiaries were the sole obligors of all outstanding debt obligations. Both Old Holdings and Old Services were required to file periodic reports with the United States Securities and Exchange Commission. There are no significant differences in the nature of the business operations conducted by Holdings II and its subsidiaries and those of Old Holdings and its subsidiaries. Description of Business – Windstream offers managed communications services, including Software Defined Wide-Area Network (“SD-WAN”) and Unified Communication as a Service (“UCaaS”), and high-capacity bandwidth and transport services to businesses across the United States. The Company also provides premium broadband, entertainment and security services through an enhanced fiber network to consumers and small and midsize businesses primarily in rural areas in 18 states. Our operations are organized into three business units: Kinetic, Enterprise and Wholesale. The Kinetic business unit primarily serves customers in markets in which we are the incumbent local exchange carrier (“ILEC”) and provides services over network facilities operated by us. The Enterprise and Wholesale business units primarily serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers. Consumer service revenues are generated from the provisioning of high-speed Internet, voice and video services to consumers. Enterprise service revenues include revenues from integrated voice and data services, advanced data and traditional voice and long-distance services provided to enterprise, mid-market and small business customers. Wholesale revenues include revenues from other communications services providers for special access circuits and fiber connections, voice and data transport services, and revenues from the reselling of our services. Additionally, service revenues also include switched access revenues, federal and state Universal Service Fund (“USF”) revenues, USF surcharges and revenues from providing other miscellaneous services. Beginning in 2022, service revenues also include amounts received from the Rural Digital Opportunity Fund (“RDOF”). Service revenues in 2021 included amounts received from the Connect America Fund (“CAF”) Phase II, which funding ended as of December 31, 2021. Bankruptcy-Related Matters – On February 25, 2019 (the “Petition Date”), Old Holdings and all of its subsidiaries, including Old Services (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Chapter 11 Cases were filed following an adverse court ruling, the effects of which resulted in the acceleration of all of Old Services’ long-term debt and remaining obligations under the master lease agreement with Uniti Group, Inc. (“Uniti”). On April 1, 2020, the Debtors filed a Joint Chapter 11 Plan of Reorganization (as amended, the “Plan”), and on June 26, 2020, the Bankruptcy Court entered an Order Confirming the First Amended Joint Chapter 11 Plan of Reorganization (the “Confirmation Order”), which approved and confirmed the Plan. The Plan became effective on September 21, 2020 (“Effective Date”) in accordance with its terms and the Debtors emerged from the Chapter 11 Cases. As part of the transactions undertaken pursuant to the Plan, the Debtors were reorganized and Holdings II was formed and became the successor entity. All claims against the Debtors that arose before February 25, 2019 were substantially discharged and all of the shares of common stock of Old Holdings outstanding immediately prior to the Effective Date, and any rights of any holder in respect thereof, were deemed cancelled, discharged and of no further force or effect. Following the cancellation of Old Holdings’ outstanding common stock, on the Effective Date, Windstream issued new common units and special warrants (“equity units”) to purchase common units to holders of allowed first lien claims and participants in a $750.0 million rights offering further discussed in Note 16. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-9

1. Background and Basis of Presentation, Continued: On September 21, 2022, the Bankruptcy Court issued a final order closing the Chapter 11 Cases provided that the Bankruptcy Court retain jurisdiction arising from or related to the U.S. Bank appeal proceeding further discussed in Note 17 and a few other immaterial claims. Once resolved, any remaining cash held by Old Services will be transferred to the Company and Old Holdings and Old Services will be dissolved. Fresh Start Accounting – Upon emergence from the Chapter 11 Cases, the Debtors adopted fresh start accounting, which resulted in a new basis of accounting and the Company becoming a new entity for financial reporting purposes. As a result of the adoption of fresh start accounting and the effects of the implementation of the Plan, the consolidated financial statements after the Effective Date are not comparable with the consolidated financial statements on or before that date. References to “Successor” relate to the consolidated financial position, results of operations and cash flows of the Company after September 21, 2020. Conversely, references to “Predecessor” refer to the consolidated financial position, results of operations and cash flows of Old Holdings on or before September 21, 2020. All transactions associated with the emergence activities that occurred on the Effective Date are reflected in the Predecessor financial statements. Post-emergence operating activity occurring on September 21, 2020 has been accounted for in the Successor financial statements. Within the Predecessor financial statements, beginning with the Petition Date and ending on the Effective Date, the Debtors applied Accounting Standards Codification (“ASC”) 852, Reorganizations (“ASC 852”) in preparing its consolidated financial statements. ASC 852 requires the financial statements, for periods subsequent to the commencement of the Chapter 11 Cases, to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain items incurred during 2020 related to the Chapter 11 Cases, including the settlement of liabilities subject to compromise, accrual for damages, and professional fees incurred directly as a result of the Chapter 11 Cases were recorded as reorganization items, net in the consolidated statement of operations of the Predecessor. As discussed above, the Debtors applied fresh start accounting, in accordance with ASC 852 in the preparation of the consolidated financial statements because (i) the holders of existing voting shares of the Predecessor received less than 50 percent of the voting shares of the Successor and (ii) the reorganization value of the Company’s assets of $9.4 billion immediately prior to confirmation of the Plan was less than the post-petition liabilities and allowed claims of $12.5 billion. In accordance with the principles of fresh start accounting, the reorganization value of the Company was allocated to its individual assets based on their estimated fair values consistent with the guidance in ASC 805, Business Combinations. Reorganization value represented the fair value of the Successor’s assets before considering liabilities. The application of fresh start accounting allows an entity to establish new accounting policies for the successor company independent of those followed by the predecessor company. As such, the following are the accounting policy changes adopted by the Successor. • Depreciation of property, plant and equipment – Depreciation expense for both regulated and non-regulated operations of the Successor is computed using the straight-line method over the estimated useful lives of the related assets. The Predecessor had used a group composite method for its regulated operations. • Revenue recognition – As permitted under ASC 842, Leases (“ASC 842”), the Successor adopted the predominance practical expedient applicable to contracts with customers that include both lease and non-lease components and prospectively combines the lease and non-lease components into a single performance obligation for purposes of recognizing revenue from such contracts. The Predecessor had not adopted the predominance practical expedient and had accounted for the lease and non-lease components as separate performance obligations. Except for the changes discussed above, the accounting policies followed by the Company in the preparation of the consolidated financial statements for the Successor periods are consistent with those of the Predecessor period and are further discussed in Note 2. Reclassifications – Certain prior year amounts have been reclassified to conform to the current year financial statement presentation. These changes and reclassifications did not impact previously reported net (loss) income or comprehensive (loss) income. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-10

1. Background and Basis of Presentation, Continued: Pursuant to Section 6.01 of the Credit Agreement, by and between Win Services (“Borrower”), Holdings II, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, and Lender Parties, dated September 21, 2020 (“Credit Agreement”), Borrower is satisfying the requirements of Section 6.01 of the Credit Agreement with presentation of the audited consolidated financial statements of its parent, Holdings II, and Holdings II’s subsidiaries. Supplemental Cash Flow Information – Supplemental cash flow information for the periods presented was as follows: (Millions) Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Interest paid, net of interest capitalized $ 173.4 $ 168.3 $ 14.1 $ 210.0 Income taxes (refunded) paid, net $ 11.7 $ (0.4) $ — $ 1.0 Reorganization items paid $ — $ — $ — $ 254.8 Successor Predecessor 2. Summary of Significant Accounting Policies and Changes: Significant Accounting Policies Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All affiliated transactions have been eliminated, as applicable. Use of Estimates – The preparation of financial statements, in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the consolidated financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements, including the potential impacts arising from the COVID-19 global pandemic, and such differences could be material. Cash and Cash Equivalents – Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. Restricted Cash – Deposits held as security for indebtedness under our corporate purchase card program and not available for use have been presented as restricted cash in the accompanying consolidated financial statements. Accounts Receivable – Accounts receivable consist principally of amounts billed and currently due from customers and are generally unsecured and due within 30 days. The amounts due are stated at their net estimated realizable value. An allowance for credit losses is maintained to provide for the estimated amount of receivables that will not be collected. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up our customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications services and product sales of $30.2 million and $27.4 million as of December 31, 2022 and 2021, respectively. Accounts receivable consists of the following as of December 31: (Millions) 2022 2021 Accounts receivable $ 397.3 $ 380.3 Less: Allowance for credit losses (20.4) (14.0) Accounts receivable, net $ 376.9 $ 366.3 WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-11

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**2. Summary of Significant Accounting Policies and Changes, Continued:**

Allowance for Credit Losses – Consistent with the guidance in ASC Topic 326, Financial Instruments - Credit Losses ("ASC 326"), management estimates credit losses for trade receivables by aggregating similar customer types together to calculate expected default rates based on historical losses as a percentage of total aged receivables. These rates are then applied, on a monthly basis, to the outstanding balances staged by customer. In addition to continued evaluation of historical losses, ASC 326 requires forward-looking information and forecasts to be considered in determining credit loss estimates. Our current forecast methodology assesses historical trends to project future losses and is not forward-looking for potential economic factors that would change the credit loss model. Therefore, historical trends continue to be the most accurate expectation of future losses as the Company has defined rules around customers who can establish service. Our revenue and associated accounts receivable are based upon a recurring revenue structure whereby customers are billed in advance of service being provided over the ensuing 30 days and there is little month-to-month volatility in the composition of the customer base across all segments. Management is actively monitoring current economic conditions, including the impacts of inflation, on our customers and their associated accounts receivable balances in order to adjust the allowance for credit losses accordingly. To date, no material risk has been identified, but management will continue to monitor and make adjustments, as necessary.

As required, the Predecessor adopted ASC 326 effective January 1, 2020, using the modified retrospective transition method. Upon adoption, the Predecessor recorded a cumulative effect adjustment of approximately $1.8 million, net of tax, increasing its accumulated deficit.

Activity in the allowance for credit losses consisted of the following:

| (Millions) | | |
|---|---|---|
| Balance as of December 31, 2020 | $ | (11.0) |
| Additional allowance for estimated credit losses | | (22.9) |
| Write-offs, net of recovered accounts | | 19.9 |
| Balance as of December 31, 2021 | $ | (14.0) |
| Additional allowance for estimated credit losses | | (44.8) |
| Write-offs, net of recovered accounts | | 38.4 |
| Balance as of December 31, 2022 | $ | (20.4) |

Inventories – Inventories consist of finished goods and are stated at the lower of cost or net realizable value. Cost is determined using either an average original cost or specific identification method of valuation.

Prepaid Expenses and Other Current Assets – Prepaid expenses and other current assets consist of prepaid services, rent, insurance, taxes, maintenance contracts, refundable deposits, and the current portion of contract assets and deferred contract costs recorded in accounting for revenue from contracts with customers. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Intangible Assets – Indefinite-lived intangible assets consist of spectrum licenses that provide the exclusive right to utilize designated radio frequency spectrum to provide telecommunication services. The spectrum licenses were purchased in the 3.5, 24, 28, and 37 gigahertz ("GHz") airwave auctions conducted by the Federal Communications Commission ("FCC") in 2020 and 2019. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum. Management evaluates the useful life determination for the spectrum licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets are not amortized and tested for impairment annually or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

Finite-lived intangible assets are initially recorded at estimated fair value. Customer relationships are amortized using the sum-of-the-years-digits method over the estimated lives of the customer relationships. All other finite-lived intangible assets are amortized using a straight-line method over the estimated useful lives. See Note 3 for additional information regarding intangible assets.

F-12

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**2. Summary of Significant Accounting Policies and Changes, Continued:**

Property, Plant and Equipment – Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of central office equipment, office and warehouse facilities, outside communications plant, customer premise equipment, furniture, fixtures, vehicles, machinery, other equipment and software to support the business units in the distribution of telecommunications products. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related contract and internal labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Capitalized internal labor costs include non-cash equity-based compensation and the matching contribution to the employee savings plan for those employees directly involved with construction activities. Depreciation expense for the Successor was $686.0 million, $598.6 million, and $137.5 million for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively. Depreciation expense was $548.1 million for the Predecessor period January 1, 2020 through September 21, 2020.

Property, plant and equipment, net consisted of the following as of December 31:

| (Millions) | Depreciable Lives | | 2022 | | 2021 |
|---|---|---|---|---|---|
| Land | | $ | 31.1 | $ | 31.3 |
| Building and improvements | 3-30 years | | 251.4 | | 252.1 |
| Central office equipment | 3-25 years | | 1,468.4 | | 1,274.0 |
| Outside communications plant | 7-40 years | | 1,518.7 | | 1,420.4 |
| Furniture, vehicles and other equipment | 1-23 years | | 1,048.6 | | 929.1 |
| Tenant capital improvements | 2-10 years | | 334.6 | | 248.7 |
| Construction in progress | | | 429.0 | | 302.3 |
| | | | 5,081.8 | | 4,457.9 |
| Less accumulated depreciation | | | (1,234.2) | | (728.4) |
| Property, plant and equipment, net | | $ | 3,847.6 | $ | 3,729.5 |

Tenant capital improvements ("TCIs") consist of capital expenditures for upgrades or replacements to the network assets leased from Uniti that are funded by the Company and become the property of Uniti at the time such improvements are placed in service. TCIs are accounted for as leasehold improvements and are depreciated over the shorter of the estimated useful life of the asset or the remaining initial contractual term of the master leases. TCIs also include growth capital improvements ("GCIs"). Under the master lease agreements, GCIs initially funded by Windstream and for which reimbursement from Uniti has been requested, but not yet received are reflected as TCIs in property, plant and equipment, net and become the property of Uniti when placed in service. When reimbursements for GCIs are received from Uniti, the related TCIs are derecognized and become leased assets under the master lease agreements. GCI reimbursements received from Uniti totaled $238.0 million, $221.5 million and $84.7 million for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively.

Depreciation expense for both regulated and non-regulated operations of the Successor is computed using the straight-line method over the estimated useful lives of the related assets. When depreciable plant is retired or otherwise disposed of, the related cost and accumulated depreciation is deducted from the plant accounts, with the corresponding gain or loss reflected in operating results. As previously discussed in Note 1 under "Fresh Start Accounting", the Predecessor had used the straight-line method of depreciation for its non-regulated operations and had used a group composite depreciation method for its regulated operations. Under the group composite method, when plant was retired, the original cost, net of salvage value, was charged against accumulated depreciation and no immediate gain or loss was recognized on the disposition of the plant.

Interest is capitalized in connection with the acquisition or construction of plant assets. Capitalized interest is included in the cost of the asset with a corresponding reduction in interest expense. Capitalized interest for the Successor was $6.6 million, $5.9 million and $2.4 million for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively. Capitalized interest was $5.1 million for the Predecessor period January 1, 2020 through September 21, 2020.

F-13

2. Summary of Significant Accounting Policies and Changes, Continued: Net Loss on Asset Retirements and Dispositions – In conjunction with the Company’s initiatives to migrate substantially all of its CLEC customers from time-division multiplexing (“TDM”) network equipment to newer technologies, replace existing ILEC copper cable with fiber optic cable, and reduce the number of leased and colocation sites, the Company retired certain property, plant and equipment, primarily consisting of TDM equipment and copper cable. Upon retirement, the Company wrote-off the remaining net book value of the related assets and recorded pretax losses totaling $61.6 million and $35.6 million for the years ended December 31, 2022 and 2021, respectively. During 2022, the Company also realized aggregate pretax gains of $1.5 million from the sale of various buildings and vehicles. Windstream has received and expects to receive funds for capital expenditures to expand the availability and affordability of residential high-speed Internet service via direct grants or through the formation of public private partnerships. These funds are accounted for as a reduction of the gross cost of the related capital expenditures. Under the master lease agreements, Uniti reimburses Windstream for GCIs on a gross basis. As previously discussed, when reimbursements for GCIs are received from Uniti, the related TCIs are derecognized. Differences in the amount of the GCI reimbursements and the carrying value of the TCIs are recognized as gains. During 2022, the Company recorded pretax gains of $9.0 million related to GCI reimbursements that exceeded the carrying value of TCIs at the time of reimbursement. Asset Retirement Obligations – Asset retirement obligations are recognized in accordance with authoritative guidance on accounting for asset retirement obligations and conditional asset retirement obligations, which requires recognition of a liability for the fair value of an asset retirement obligation if the amount can be reasonably estimated. Asset retirement obligations include legal obligations to remediate the asbestos in certain buildings upon our exit, to properly dispose of chemically-treated telephone poles upon removal from service and to restore certain leased properties to their previous condition upon exit from the lease. Asset retirement obligations totaled $26.3 million and $25.5 million as of December 31, 2022 and 2021, respectively, and are included in other liabilities in the accompanying consolidated balance sheets. Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows. Derivative Instruments – Derivative instruments are accounted for in accordance with authoritative guidance for recognition, measurement and disclosures about derivative instruments and hedging activities, including when a derivative or other financial instrument can be designated as a hedge. This guidance requires recognition of all derivative instruments at fair value as either assets or liabilities, depending on the rights or obligations under the related contracts, and accounting for the changes in fair value based on whether the derivative has been designated as, qualifies as and is effective as a hedge. Changes in fair value of cash flow hedges are recorded as a component of other comprehensive income (loss) in the current period. In the event a cash flow hedge is no longer highly effective, it will be de-designated and changes in fair value will be recognized in earnings in the current period. See Note 5 for additional information regarding the Company’s hedging activities and derivative instruments. Revenue Recognition – Revenues from contracts with customers are earned primarily through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. These services include a variety of communication and connectivity services for consumer and business customers including other carriers that use our facilities to provide services to their customers, as well as professional and integrated managed services provided to large enterprises and government customers. These revenues are accounted for under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenues that are not accounted for under ASC 606 are earned from leasing arrangements, federal and state USF programs and other regulatory-related sources and activities. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-14

2. Summary of Significant Accounting Policies and Changes, Continued: A contract’s transaction price, considering discounts given for bundled purchases and promotional credits, is allocated to each distinct performance obligation, a promise in a contract to transfer a distinct good or service to the customer, and recognized as revenue when, or as, the performance obligation is satisfied. The majority of our contracts have multiple performance obligations. While many contracts include one or more performance obligations, the revenue recognition pattern is generally not impacted by the allocation since the performance obligations are generally satisfied over the same period of time. When the method and timing of transfer and performance risk are the same, services are deemed to be highly interdependent. Highly interdependent, indistinct, services are combined into a single performance obligation. Although each month of services promised is a separate performance obligation, the series of monthly service performance obligations promised over the course of the contract is deemed to be a single performance obligation for purposes of the allocation. For contracts with multiple performance obligations, the contract’s transaction price is allocated to each performance obligation based on the relative standalone selling price of each performance obligation in the contract. The standalone selling price is the estimated price the Company would charge for the good or service in a separate transaction with similar customers in similar circumstances. Identifying distinct performance obligations and determining the standalone selling price for each performance obligation within a contract with multiple performance obligations requires management judgment. Performance obligations are satisfied over time as services are rendered or at a point in time depending on our evaluation of when the customer obtains control of the promised goods. Revenue is recognized when obligations under the terms of a contract with the customer are satisfied; generally, this occurs when services are rendered or control of the communication products is transferred. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues that are billed in advance include monthly recurring network access and data services, special access and monthly recurring voice, Internet and other related charges. Revenues derived from other telecommunications services, including interconnection, long-distance and enhanced services are recognized monthly as services are provided. Telecommunications network maintenance revenue from indefeasible rights to use fiber optic network facility arrangements (“IRUs”) are generally recognized over the term of the related contract. Sales of communications products including customer premise equipment and modems are recognized when products are delivered to and accepted by customers. In determining whether installation is a separate performance obligation, management evaluates, among other factors, whether other performance obligations are highly dependent upon installation requiring significant integration or customization or whether a customer can benefit from the installation with other readily available resources. In circumstances where customers can benefit from the installation with other readily available resources, installation is a separate performance obligation. Installation revenue is recognized when the installation is complete. In circumstances where other telecommunication service performance obligations are highly dependent upon installation, installation is not a separate purchase obligation, and accordingly, the installation fees are included in the transaction price allocated to and recognized with other telecommunication service performance obligations. Fees assessed to customers for service activation are considered a material right in a month-to-month contract. These service activation fees are deferred and recognized as service revenue on a straight-line basis over the estimated life of the customer. As permitted under ASC 842, the Successor adopted the predominance practical expedient applicable to contracts with customers that include both lease and non-lease components and prospectively combines the lease and non-lease components into a single performance obligation for purposes of recognizing revenue from such contracts as a result of the application of fresh start accounting. As a practical expedient, similar contracts or performance obligations are grouped together into portfolios of contracts or performance obligations when the result does not differ materially from considering each contract or performance obligation separately. The portfolio approach is applied for the following: service activations, installation services, certain promotional credits, commissions and other costs to fulfill a contract. Portfolios are recognized over the estimated life of the customer. Determining the estimated life of the customer requires management judgment. The estimated life of customer relationships varies by customer type. Wholesale customer lives are estimated based on the average number of months each individual circuit is active. Business customer lives are based on average contract terms. Residential customer lives are estimated based on average customer tenure. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-15

2. Summary of Significant Accounting Policies and Changes, Continued: Certain contracts include discounts and promotional credits given to customers. Discounts and promotional credits are included in the transaction price. These estimates are based on historical experience and anticipated performance. In determining whether to include in revenues and expenses, the taxes and surcharges assessed and collected from customers and remitted to government authorities, including USF charges, sales, use, value added and excise taxes, management evaluates, among other factors, whether the Company is the primary obligor or principal tax payer for the fees and taxes assessed in each jurisdiction in which it operates. In those jurisdictions for which the Company is the primary obligor, taxes and surcharges are recorded on a gross basis and included in revenues and costs of services and products. In jurisdictions in which the Company functions as a collection agent for the government authority, taxes are recorded on a net basis and the amounts excluded from revenues and costs of services and products. The Company offers third-party video services to customers. The third-party service provider retains control of the service and is the primary obligor. Accordingly, the Company records commissions received on a net basis. See Note 7 for additional information regarding our revenues from contracts with customers including contract balances, remaining performance obligations, revenue by category and deferred contract costs. Government Assistance – The Company receives federal and state governmental assistance in the form of subsidies and grants for either the construction of long-lived assets used in providing broadband service or to help offset the high cost of providing service to rural markets. Because U.S. GAAP does not specify the accounting for government grants applicable to for-profit entities, the Company considered the application of other authoritative accounting guidance by analogy and concluded that International Accounting Standard 20 – Accounting for Government Grants and Disclosures of Government Assistance (“IAS 20”) was the most appropriate authoritative guidance for recording and classifying federal and state governmental assistance received by the Company. Under IAS 20, the accounting for government grants should be based on the nature of the expenditures which the grant is intended to compensate. Accordingly, grants received as subsidies to offset the high cost of providing service to rural markets are recognized as service revenues in the consolidated statements of operations and are generally received one to two months in arrears. Grants that compensate Windstream for the cost of acquiring or constructing long-lived assets are recognized as a reduction in the cost of the related asset. If Windstream receives the grant funding upfront in advance of completing the related construction project, the Company establishes a liability for the portion of the grant funds received but not yet spent. The liability is then relieved on a pro rata basis as construction occurs and capital expenditures are incurred. Conversely, if Windstream incurs capital expenditures prior to receiving the grant funds, the Company records a receivable equal to the amount of capital expenditures incurred to be funded by the grant. Consistent with IAS 20, government grants are recognized when there is reasonable assurance that Windstream has met the requirements of the applicable program and there is reasonable assurance that the funding will be received. Intercarrier Billing Disputes – The Company routinely disputes network access charges that are billed by other companies for access to their networks. Management has accrued amounts that it believes are adequate related to ongoing billing disputes. The reserves are subject to changes in estimates and management judgment as new information becomes available. Due to the length of time historically required to resolve these disputes, these matters may be resolved or require adjustment in future periods and relate to costs invoiced, accrued or paid in prior periods. Through the bankruptcy settlement process, certain billing disputes were resolved. Amounts recorded for billing disputes were not material as of December 31, 2022 and 2021. While management believes the reserves recorded for billing disputes are adequate as of December 31, 2022, it is possible that future adjustments to these reserves could be recorded and such adjustments could be significant. Advertising – Advertising costs are expensed as incurred. Advertising expense for the Successor totaled $64.8 million, $49.6 million and $11.1 million for the year ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively. Advertising expense totaled $24.4 million for the Predecessor period January 1, 2020 through September 21, 2020. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-16

2. Summary of Significant Accounting Policies and Changes, Continued: Equity and Share-Based Compensation – The Company issues equity-based awards in the form of time-based restricted common units, performance-based restricted common units and performance-based options. In accordance with authoritative guidance on share-based compensation, compensation expense for time-based restricted units is measured at fair value on the date of the grant and recognized over the requisite service period. Compensation expense for performance-based restricted units and options is measured at the grant date fair value and recognized when it is probable that the performance condition (i.e., occurrence of a liquidity or change-in-control event) will be achieved. Forfeitures are accounted for prospectively when they occur. The Predecessor estimated the fair value of stock options using the Black-Scholes valuation model and determined the fair value of restricted stock awards based on the grant date quoted market price of Old Holdings’ common stock. Fair value of stock options and time-based restricted stock awards was recognized as compensation expense, net of estimated forfeitures, on a straight-line basis over the period that each award vested. Performance-based awards were valued at fair value on the date on which the performance targets were set. Share-based compensation expense for performance-based awards was recognized when it was probable and estimable that the performance metrics would be achieved. Compensation expense for equity-based and share-based awards is included in cost of services and selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 11 for additional information relating to equity-based and share-based awards. Pension Benefits – Changes in the fair value of plan assets and actuarial gains and losses due to actual experience differing from actuarial assumptions, are recognized as a component of net periodic benefit expense (income) in the fourth quarter in the year in which the gains and losses occur, and if applicable in any quarter in which an interim remeasurement is required. The remaining components of net periodic benefit expense (income), primarily benefits earned, interest cost and expected return on plan assets, are recognized ratably on a quarterly basis. See Note 10 for additional information regarding actuarial assumptions, net periodic benefit expense (income), projected benefit obligation, plans assets, future contributions and payments. Leases – The Company leases network assets and equipment, real estate, office space and office equipment. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense for these leases is recognized on a straight-line basis over the lease term. Lease agreements with lease and nonlease components are generally accounted for separately. For certain agreements in which the Company leases space for data storage and communications equipment within data centers, central offices of other interexchange carriers and alternative access providers, Windstream accounts for the lease and nonlease components as a single lease component when the timing and pattern of transfer of the lease and nonlease components are identical, and the lease classification would have been an operating lease absent the combination. Windstream uses an incremental borrowing rate when the rates implicit in the leases are not readily determinable. The incremental borrowing rates are based on Windstream’s unsecured rates, adjusted by adding the average credit spread percentage of its traded debt to the risk-free rate at maturity to approximate what Windstream would have to borrow on a collateralized basis over a similar period of time as the recognized lease term. Windstream applies the incremental borrowing rates to lease components using a portfolio approach based upon the length of the lease term and the reporting entity in which the lease resides. Certain of our lease agreements include rental payments adjusted periodically for inflation. Lease liabilities are not remeasured as a result of changes to the inflation index. Changes to the inflation index are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. The exercise of lease renewal options is at our sole discretion. At inception of a lease, the lease term is generally equal to the initial lease term as a renewal is not reasonably certain at inception. Subsequent renewals are treated as lease modifications. Due to the nature and expected use of the leased assets, exercise of renewal options is reasonably certain for month-to-month fiber, colocation, point of presence and rack space leases. The lease term is based on the average lease term for similar assets or expected period of use of the underlying asset. The Company applies a portfolio approach to effectively account for the operating lease right-of-use asset and liability for these low-dollar, high-volume leases. Certain leases also include options to purchase the leased property. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-17

2. Summary of Significant Accounting Policies and Changes, Continued: Generally, lease agreements that include a bargain purchase option, transfer of ownership, contractual lease term equal to or greater than 75 percent of the remaining estimated economic life of the leased facilities or equipment or present value of minimum lease payments equal to or greater than 90 percent of the fair value of the leased facilities or equipment are accounted for as finance leases. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured. Income Taxes – Income taxes are accounted for in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Uncertain tax positions are accounted for in accordance with authoritative guidance which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Our evaluations of tax positions consider various factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, information obtained during in process audit activities and changes in facts or circumstances related to a tax position. Potential interest and penalties related to unrecognized tax benefits are accrued for in income tax benefit (expense). Recently Adopted Accounting Standards Income Taxes – In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The standard intends to simplify accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and by amending existing guidance to improve consistent application in financial statements. As required, the Company adopted ASU 2019-12 effective January 1, 2022. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements. Government Grants – In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance (“ASU 2021-10”) which requires entities to disclose, on an annual basis, information about certain government assistance transactions. The disclosures include information about the nature of the transactions and the related accounting policy used to account for government assistance, the effect of the government assistance on the balance sheet and income statement and any significant terms and conditions of the transactions, including commitments and contingencies. ASU 2021-10 was effective January 1, 2022. The Company adopted ASU 2021-10 as of January 1, 2022 on a retrospective basis and has included the additional required disclosures within the “Government Assistance” section of Note 2 and in Note 8. As ASU 2021-10 only effected the disclosure of government assistance transactions, the adoption of this standard did not impact the Company’s consolidated financial position, results of operations or cash flows. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-18

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**2. Summary of Significant Accounting Policies and Changes, Continued:**

**Recently Issued Authoritative Guidance**

Reference Rate Reform – In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting ("ASU 2020-04"). Subject to meeting certain criteria, ASU 2020-04 provides qualifying entities the option until December 31, 2022 to apply expedients and exceptions to contract modifications and hedge accounting relationships that reference the London Interbank Offering Rate ("LIBOR") or another reference rate expected to be discontinued. In January 2021, the FASB issued ASU 2021-01, which permits entities to elect certain additional optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements, and calculating price alignments in connection with reference rate reform activities under way in global financial markets. In December 2022, the FASB issued ASU 2022-06, which deferred the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which date entities will no longer be permitted to apply the optional expedients and other relief provided in Topic 848. As further discussed in Note 5, Win Services made elections to apply certain optional expedients available under Topic 848 to its existing hedge accounting relationships in conjunction with refinancing certain long-term debt obligations completed in November 2022. The Company will continue to evaluate the impacts of this guidance to relevant transactions referencing LIBOR and the resulting impact on its consolidated financial statements.

**3. Intangible Assets, Net:**

Indefinite-lived intangible assets were as follows as of December 31:

| (Millions) | 2022 | 2021 |
|---|---|---|
| FCC Spectrum licenses | $ 78.9 | $ 78.9 |

During 2020 and 2019, the Predecessor acquired wireless spectrum licenses in the 3.5, 24, 28 and 37 GHz bands in auctions conducted by the FCC for $78.9 million. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. As of December 31, 2022, the weighted average remaining renewal period for the acquired spectrum licenses was 7.6 years. The Company elected to perform a qualitative impairment assessment in 2022 and concluded that its wireless spectrum licenses were not impaired.

The gross carrying amount and accumulated amortization of finite-lived intangible assets by major category were as follows as of December 31:

| | 2022 | | | 2021 | | |
|---|---|---|---|---|---|---|
| (Millions) | Gross Cost | Accumulated Amortization | Net Carrying Value | Gross Cost | Accumulated Amortization | Net Carrying Value |
| Customer relationships | $ 402.5 | $ (295.8) | $ 106.7 | $ 402.5 | $ (188.3) | $ 214.2 |
| Trade and product names | 156.5 | (18.1) | 138.4 | 156.5 | (10.2) | 146.3 |
| Balance | $ 559.0 | $ (313.9) | $ 245.1 | $ 559.0 | $ (198.5) | $ 360.5 |

The amortization methodology and useful lives for finite-lived intangible assets were as follows:

| Intangible Assets | Amortization Methodology | Estimated Useful Life |
|---|---|---|
| Customer relationships | sum of years digits | 4 - 5 years |
| Trade names | straight-line | 20 years |
| Product names | straight-line | 10 years |

F-19

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**3. Intangible Assets, Net, Continued:**

Amortization expense for intangible assets subject to amortization for the Successor for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020 was $115.4 million, $152.9 million, and $45.6 million, respectively. Amortization expense for intangible assets subject to amortization was estimated to be as follows for each of the years ended December 31:

| Year | | (Millions) |
|---|---|---|
| 2023 | $ | 78.0 |
| 2024 | | 40.6 |
| 2025 | | 12.0 |
| 2026 | | 8.0 |
| 2027 | | 8.0 |
| Thereafter | | 98.5 |
| Total | $ | 245.1 |

**Predecessor**

Finite-lived intangible assets of the Predecessor consisted of franchise rights, customer lists, trade names and developed technology and software. Customer lists were amortized using the sum-of-the-years methodology over periods ranging from 5.5 years to 15 years. All other intangible assets were amortized on a straight-line basis over periods ranging from 3 years to 30 years. Amortization expense for intangible assets subject to amortization for the Predecessor period January 1, 2020 through September 21, 2020 was $98.2 million.

**4. Debt:**

Debt was as follows as of December 31:

| (Millions) | | 2022 | | 2021 |
|---|---|---|---|---|
| Issued by Win Services: | | | | |
| Super senior incremental term loan - variable rate, due February 23, 2027 | $ | 250.0 | $ | — |
| Senior secured term loan facility - variable rate, due September 21, 2027 | | 719.1 | | 726.6 |
| Senior first lien notes - 7.750%, due August 15, 2028 | | 1,400.0 | | 1,400.0 |
| Senior secured revolving credit facility - variable rate, due January 23, 2027 (a) | | — | | — |
| Unamortized discount on long-term debt (b) | | (39.4) | | (31.2) |
| Unamortized debt issuance costs (b) | | (3.3) | | — |
| | | 2,326.4 | | 2,095.4 |
| Less current portion | | (7.5) | | (7.5) |
| Total long-term debt | $ | 2,318.9 | $ | 2,087.9 |

(a) Maturity extended from September 21, 2024 to January 23, 2027 (see below).

(b) Amounts are amortized using the interest method over the life of the related debt instrument.

Exit Credit Agreement - Pursuant to the Exit Credit Agreement entered into on the Effective Date, Win Services (the Borrower") obtained (a) a "first out" senior secured revolving credit facility in an aggregate committed amount of up to $500.0 million maturing on September 21, 2024 and (b) a senior secured first lien term loan facility (the "Term Loan") in an aggregate principal amount of $750.0 million maturing on September 21, 2027. The proceeds of loans extended under the exit facilities may be used (i) for working capital and other general corporate purposes (ii) to pay transaction costs, professional fees and other obligations and expenses incurred in connection with the exit facilities, the consummation of the Plan and the transactions contemplated thereunder, and (iii) for permitted acquisitions, capital expenditures and transaction costs.

F-20

4. Debt, Continued: In November 2022, Win Services executed incremental amendments to the Exit Credit Agreement to provide for the following: (1) issuance of a new $250.0 million super senior incremental term loan (the “Incremental Term Loan“), (2) transition of the variable interest rate on the existing Term Loan from the London Interbank Offered Rate (“LIBOR”) to the Secured Overnight Financing Rate (“SOFR”) and (3) extension of the maturity of the senior secured revolving credit facility from September 21, 2024 to January 23, 2027. The Incremental Term Loan was issued at a discount of $12.5 million. Debt issuance costs of $3.4 million associated with the Incremental Term Loan were capitalized and are being amortized over the life of the loan. Proceeds from the issuance of the Incremental Term Loan were used to pay down all amounts outstanding under the senior secured revolving credit facility and to pay all related fees and expenses. Interest rates on the Incremental Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 0.50 percent plus 4.00 percent per annum or a base rate plus 3.00 percent. Following the transition from LIBOR, interest rates on the Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 6.25 percent per annum or a base rate plus 5.25 percent. Previously, the Term Loan bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 6.25 percent or a base rate plus 5.25 percent. The Term Loan is subject to quarterly amortization payments in an aggregate amount equal to 0.25 percent of the initial principal amount of the loan with the remaining balance payable at maturity. The amended senior secured revolving credit facility will have $500.0 million of capacity through September 21, 2024 and $475.0 million of capacity through January 23, 2027. Loans under the amended senior secured revolving credit facility will bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 3.25 percent per annum or a base rate plus 2.25 percent subject to two step downs of 25 basis points each based on the achievement of certain first lien secured leverage ratios. Prior to the amendment, loans under the senior secured revolving credit facility bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 3.00 percent or a base rate plus 2.00 percent, subject to two step downs of 25 basis points each based on achievement of certain first lien secured leverage ratios. Fees paid to creditors and other third-party costs incurred in connection with amending the senior secured revolving credit facility of $3.5 million were deferred and are being amortized on a straight-line basis over the remaining contractual term of the amended revolving credit facility. During 2022, Win Services borrowed $405.0 million under the senior secured revolving credit facility and repaid all of these borrowings as of December 31, 2022. Considering letters of credit of $102.4 million, the amount available for borrowing under the amended senior secured revolving credit facility was $397.6 million as of December 31, 2022. For the year ended December 31, 2022, the variable interest rate on borrowings outstanding under the revolving credit facility ranged from 3.75 percent to 9.25 percent, and the weighted average rate on amounts outstanding was 6.88 percent. There were no borrowings under the revolving credit facility in 2021 and 2020. For the year ended December 31, 2022, the variable interest rate on the Term Loan ranged from ranged from 7.25 percent to 10.67 percent, and the weighted average rate on amounts outstanding on the Term Loan was 7.61 percent. Comparatively, during 2021 and 2020, the variable interest rate on the Term Loan was 7.25 percent. For the year ended December 31, 2022, the variable interest rate on borrowings outstanding under the Incremental Term Loan ranged from 8.05 percent to 8.42 percent, and the weighted average rate on amounts outstanding was 8.14 percent. As further discussed in Note 5, Win Services has entered into two interest rate swaps to hedge a portion of its variable rate debt. As of December 31, 2022, including the effects of the interest rate swaps, approximately 80.2 percent of Win Services total long-term debt was fixed rate debt. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-21

4. Debt, Continued: The amended Exit Credit Agreement includes usual and customary negative covenants for exit loan agreements of this type, including covenants limiting Borrower and its restricted subsidiaries’ (other than certain covenants therein which are limited to subsidiary guarantors) ability to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of certain material payment subordinated indebtedness, in each case subject to customary exceptions for exit loan agreements of this type. The amended Exit Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under Employee Retirement Income Security Act (“ERISA”), unstayed judgments in favor of a third party involving an aggregate liability in excess of a certain threshold, change of control, specified governmental actions having a material adverse effect or condemnation or damage to a material portion of the collateral. Senior First Lien Notes - As further discussed in Note 16, on August 25, 2020, certain subsidiaries of Old Holdings issued $1,400.0 million aggregate principal amount of 7.750 percent senior first lien notes due August 15, 2028 (the “2028 Notes”). On the Effective Date of the Plan, Win Services assumed all payment and other obligations of the 2028 Notes. Gain on Early Extinguishment of Debt Pursuant to the Plan, upon emergence from bankruptcy, outstanding obligations under the Midwest Notes were cancelled and holders of claims under the Midwest Notes received $100.0 million in aggregate principal in new loans under the Term Loan. At emergence, only a portion of the holders of the Midwest Notes were identified. As such, the portion of the Term Loan attributable to the unidentified holders of the Midwest Notes of $17.9 million was held by Windstream. As holders of the Midwest Notes came forward after emergence, individual holders were paid off and their portion of the Term Loan was retired. Institutional investors who came forward after emergence received their pro rata share of the Term Loan. Under the provisions of the Exit Credit Agreement, the unidentified holders of the Midwest Notes had until June 26, 2021 (“Reversion Date”) to come forward to obtain their allocation of the Term Loan. After such time, any unclaimed portion of the Term Loan held by Windstream for the benefit of the holders of the Midwest Notes was automatically discharged, terminated and cancelled. As of the Reversion Date, the unclaimed balance of the Term Loan was approximately $10.2 million. Because the Company’s obligations related to the unclaimed Term Loan were fully discharged as of the Reversion Date, the Company reduced its long-term debt obligations and recorded a gain on early extinguishment of debt of $10.2 million in the second quarter of 2021. Debt Covenants The terms of the Exit Credit Agreement and indenture for the 2028 Notes include customary covenants that, among other things, require the Company to maintain certain financial ratios and restrict its ability to incur additional indebtedness. These financial ratios include a maximum leverage ratio of 3.5 to 1.0 and a maximum first lien secured leverage ratio of 2.25 to 1.0. As of December 31, 2022, the Company was in compliance with all of its debt covenants. Certain properties of the Company are pledged as collateral to secure long-term debt obligations of Win Services. The obligations under Win Services’ senior secured credit facility and indenture governing the 2028 Notes are secured by liens on all of the personal property assets and the related operations of the Company’s subsidiaries who are guarantors of the senior secured credit facility and 2028 Notes. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-22

4. Debt, Continued: Maturities for long-term debt outstanding as of December 31, 2022, excluding $39.4 million of unamortized discount, were as follows for the years ended December 31: Year (Millions) 2023 $ 7.5 2024 7.5 2025 7.5 2026 7.5 2027 939.1 Thereafter 1,400.0 Total $ 2,369.1 Interest Expense Interest expense was as follows: Successor Predecessor (Millions) Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Interest expense - long-term debt $ 186.3 $ 171.0 $ 56.5 $ 207.2 Interest expense - finance leases and other 10.3 10.3 2.9 6.3 Effects of interest rate swaps (4.6) 0.4 0.1 (9.5) Less capitalized interest expense (6.6) (5.9) (2.4) (5.1) Total interest expense $ 185.4 $ 175.8 $ 57.1 $ 198.9 5. Derivatives: Set forth below is information related to interest rate swap agreements: (Millions) 2022 2021 Designated portion, measured at fair value: Other current assets $ 17.5 $ — Other assets $ 14.2 $ 5.5 Other current liabilities $ — $ 0.1 Accumulated other comprehensive income $ 31.7 $ 5.4 Changes in derivative instruments were as follows for the years ended December 31: (Millions) 2022 2021 2020 Changes in fair value, net of tax $ 23.3 $ 3.9 $ (0.2) As of December 31, 2022, the Company expects to recognize net gains of $13.2 million, net of taxes, in interest expense during the next twelve months for interest settlements related to its interest rate swap agreements. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-23

5. Derivatives, Continued: Win Services enters into interest rate swap agreements to mitigate its exposure to the variability in cash flows on a portion of its floating-rate debt, consisting of the $750.0 million Term Loan and borrowings under the senior secured revolving credit facility. As of December 31, 2022 and 2021, Win Services was party to two pay fixed, receive variable interest rate swap agreements with bank counterparties. The first swap has a notional value of $200.0 million, matures on October 31, 2023 and the fixed rate paid is 1.0290 percent. The second swap has a notional value of $300.0 million, matures on October 31, 2025 and the fixed rate paid is 1.1012 percent. The variable rate received on both swaps is the one-month U.S. Dollar-London Interbank Offered Rate- British Bankers Association (“USD-LIBOR-BBA”) rate subject to a minimum of 1.0 percent and resets on the first day of the floating rate calculation period specified in each swap agreement. Win Services has designated both swaps as cash flow hedges of the interest rate risk inherent in borrowings outstanding under its Exit Credit Agreement due to changes in the benchmark interest rate. Under the provisions of ASC 848, the Company has the option to change the method of assessing effectiveness upon a change in the critical terms of the derivative or the hedged transactions. As a result of the amendments to its Exit Credit Agreement and refinancing of certain debt obligations completed in November 2022, Win Services elected to continue its current method of assessing effectiveness of its hedging relationships and elected certain optional expedients available under ASC 848 to match the reference rate on the hypothetical derivative with the reference rate on the hedging instrument, to assert the probability of the hedged interest payments and to update the designated hedged risk in all outstanding cash flow hedging relationships to match the risk presented in the modified interest payments. All or a portion of the change in fair value of the interest rate swap agreements recorded in accumulated other comprehensive (loss) income may be recognized in earnings in certain situations. If Win Services extinguishes all of its variable rate debt, or a portion of its variable rate debt such that the outstanding notional amount of the swaps exceeds the outstanding notional amount of variable rate debt, all or a portion of the change in fair value of the swaps may be recognized in earnings. In addition, the change in fair value of the swaps may be recognized in earnings if the Company determines it is no longer probable that it will have future variable rate cash flows to hedge against. The Company has assessed the counterparty risk and determined that no substantial risk of default exists as of December 31, 2022. Each counterparty is a bank with a current credit rating at or above A, as determined by Moody’s Investors Service, Standard & Poor’s Corporation and Fitch Ratings. The swap agreements with each of the bank counterparties contain cross-default provisions whereby, if Win Services were to default on certain indebtedness and that indebtedness were to be accelerated, it could result in the counterparties terminating the outstanding swap agreements with Win Services. Were such a termination to occur, the party that was in a liability position under the applicable swap at the time of such termination would be required to pay the value of the swap, as determined in accordance with the terms of the applicable swap agreement, to the other party. As of December 31, 2022 and 2021, neither of the interest rate swap agreements were in an aggregate liability position. Win Services’ obligations to its swap counterparties are secured under the Exit Credit Agreement and Win Services does not post any separate collateral to its counterparties related to its interest rate swap agreements. Balance Sheet Offsetting Win Services is party to master netting arrangements, which are designed to reduce credit risk by permitting net settlement of transactions, with counterparties. For financial statement presentation purposes, the Company does not offset assets and liabilities under these arrangements. The following tables present the assets and liabilities subject to an enforceable master netting arrangement as of December 31, 2022 and 2021. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-24

5. Derivatives, Continued: Information pertaining to derivative assets was as follows: Gross Amount of Assets Presented in the Consolidated Balance Sheets Gross Amount Not Offset in the Consolidated Balance Sheets Millions Financial Instruments Cash Collateral Received Net Amount December 31, 2022: Interest rate swaps $ 31.7 $ — $ — $ 31.7 December 31, 2021: Interest rate swaps $ 5.5 $ (0.1) $ — $ 5.4 Information pertaining to derivative liabilities was as follows: Gross Amount of Liabilities Presented in the Consolidated Balance Sheets Gross Amount Not Offset in the Consolidated Balance Sheets Millions Financial Instruments Cash Collateral Received Net Amount December 31, 2022: Interest rate swaps $ — $ — $ — $ — December 31, 2021: Interest rate swaps $ 0.1 $ (0.1) $ — $ — Predecessor Old Services was a party to six pay fixed, receive variable interest rate swap agreements, which had been designated as cash flow hedges of the interest rate risk inherent in borrowings outstanding under its senior secured credit facility due to changes in the LIBOR benchmark interest rate. Following an adverse court ruling on February 15, 2019, which preceded the filing of the Chapter 11 Cases, each of the bank counterparties exercised their rights to terminate the interest rate swap agreements. Accordingly, Old Services ceased the application of hedge accounting for all six interest rate swaps, effective February 15, 2019. Upon the discontinuance of hedge accounting, Old Services concluded that it was still probable that the hedged transactions (future interest payments) will occur. As a result, the accumulated net gains related to the interest rate swaps recorded in accumulated other comprehensive income were frozen and were amortized from accumulated other comprehensive income to interest expense over the contractual remaining life of the interest rate swaps. Upon application of fresh start accounting, the remaining unamortized net gains in accumulated comprehensive income were eliminated. 6. Fair Value Measurements: Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. Authoritative guidance defines the following three tier hierarchy for assessing the inputs used in fair value measurements: Level 1 - Quoted prices in active markets for identical assets or liabilities Level 2 - Observable inputs other than quoted prices in active markets for identical assets or liabilities Level 3 - Unobservable inputs WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-25

6. Fair Value Measurements, Continued: The highest priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority is given to unobservable inputs (level 3 measurement). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the determination of fair value of assets and liabilities and their placement within the fair value hierarchy levels. Financial instruments consist primarily of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, interest rate swaps, and long-term debt. The carrying amount of cash, restricted cash, accounts receivable and accounts payable was estimated by management to approximate fair value due to the relatively short period of time to maturity for those instruments. Cash equivalents, interest rate swaps and long-term debt are measured at fair value on a recurring basis. Cash equivalents were not significant as of December 31, 2022 and 2021. Non-financial assets and liabilities, including property, plant and equipment, intangible assets and asset retirement obligations, are measured at fair value on a non-recurring basis. No event occurred during the years ended December 31, 2022 and 2021 requiring these non-financial assets and liabilities to be subsequently recognized at fair value. The fair value of debt and interest rate swaps was as follows as of December 31: (Millions) 2022 2021 Recorded at Fair Value in the Financial Statements: Interest rate swap assets - Level 2 $ 31.7 $ 5.5 Interest rate swap liabilities - Level 2 $ — $ 0.1 Not Recorded at Fair Value in the Financial Statements: (a) Debt, including current portion - Level 2: Included in current portion of long-term debt $ 6.7 $ 7.5 Included in long-term debt $ 2,032.8 $ 2,206.1 (a) Recognized at carrying value of $2,329.7 million and $2,095.4 million, including current portion and unamortized discount and excluding unamortized debt issuance costs, as of December 31, 2022 and 2021, respectively. The fair value of interest rate swaps was determined based on the present value of expected future cash flows using observable, quoted USD-LIBOR-BBA swap rates for the full term of the swaps and also incorporates credit valuation adjustments to appropriately reflect both Win Services’ own non-performance risk and non-performance risk of the respective counterparties. As of December 31, 2022, the adjustment to the fair value of the interest rate swaps to reflect non-performance risk was immaterial. The fair value of the 2028 Notes was based on observed market prices in an inactive market and the fair value of the Incremental Term Loan and the Term Loan were based on current market interest rates applicable to the debt instrument. During 2022, there were no assets or liabilities measured at fair value for purposes of the fair value hierarchy using significant unobservable inputs (Level 3). There were no transfers within the fair value hierarchy during the year ended December 31, 2022. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-26

7. Revenues: Revenues from contracts with customers are accounted for under ASC 606 and are earned primarily through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. Revenues are also earned from leasing arrangements, federal and state USF programs and other regulatory-related sources and activities. Contract Balances – Contract assets include unbilled amounts, which result when revenue recognized exceeds the amount billed to the customer and the right to payment is not just subject to the passage of time. Contract assets principally consist of discounts and promotional credits given to customers. The current and noncurrent portions of contract assets are included in prepaid expenses and other and other assets, respectively, in the accompanying consolidated balance sheets. Contract liabilities consist of services billed in excess of revenue recognized. The changes in contract liabilities are primarily related to customer activity associated with services billed in advance, the receipt of cash payments and the satisfaction of performance obligations. Amounts are classified as current or noncurrent based on the timing of when the Company expects to recognize revenue. The current portion of contract liabilities is included in advance payments while the noncurrent portion is included in other liabilities. Contract assets and liabilities from contracts with customers were as follows as of December 31: (Millions) 2022 2021 Contract assets (a) $ 67.3 $ 45.4 Contract liabilities (b) $ 173.4 $ 173.9 (a) Included $39.1 million and $23.9 million in prepaid expenses and other and $28.2 million and $21.5 million in other assets as of December 31, 2022 and 2021, respectively. (b) Included $122.5 million and $131.6 million in advance payments and $50.9 million and $42.3 million in other liabilities as of December 31, 2022 and 2021, respectively. Successor Predecessor (Millions) Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Revenues recognized included in the opening contract liability balance $ 131.2 $ 126.5 $ 119.3 $ 145.2 Remaining Performance Obligations – Remaining performance obligations represent services the Company is required to provide to customers under bundled or discounted arrangements, which are satisfied as services are provided over the contract term. Certain contracts provide customers the option to purchase additional services or usage-based services. The fees related to the additional services or usage-based services are recognized when the customer exercises the option, typically on a month-to- month basis. In determining the transaction price allocated, the Company does not include these non-recurring fees and estimates for usage, nor does it consider arrangements with an original expected duration of less than one year. Remaining performance obligations reflect recurring charges billed, adjusted for discounts and promotional credits and revenue adjustments. As of December 31, 2022, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $1.8 billion for contracts with original expected durations of more than one year remaining. The Company expects to recognize approximately 41 percent, 30 percent, and 16 percent of our remaining performance obligations as revenue during 2023, 2024 and 2025, respectively, with the remaining balance thereafter. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-27

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**7. Revenues, Continued:**

Revenue by Category – Windstream disaggregates its revenues from contracts with customers based on the business unit and class of customer to which products and services are provided because management believes it best depicts the nature, amount and timing of the Company's revenue recognition. During the first quarter of 2022, the Company made changes to further align its customer base and service offerings within its ILEC and CLEC markets. The significant changes included (1) shifting additional business customers with the majority of their service locations residing within the 18-state Kinetic footprint from Enterprise to Kinetic and (2) shifting additional governmental customers from Kinetic and Enterprise to Wholesale. Prior period information presented below has been revised to reflect these customer alignment changes. Revenues disaggregated by category were as follows:

| | Year Ended December 31, 2022 | | | |
|---|---|---|---|---|
| (Millions) | Kinetic | Enterprise | Wholesale | Total |
| **Successor:** | | | | |
| Category: | | | | |
| Consumer | $ 1,148.0 | $ — | $ — | $ 1,148.0 |
| Enterprise (a) | — | 1,563.0 | — | 1,563.0 |
| Small business | 299.0 | — | — | 299.0 |
| Large business | 122.7 | — | — | 122.7 |
| Wholesale (b) | 280.9 | — | 313.8 | 594.7 |
| Switched access (c) | 18.3 | 10.6 | — | 28.9 |
| Sales revenues | 39.1 | 4.3 | 1.7 | 45.1 |
| Total revenue accounted for under ASC 606 | 1,908.0 | 1,577.9 | 315.5 | 3,801.4 |
| Other revenues (d) | 315.5 | 76.6 | 35.4 | 427.5 |
| Total revenues and sales | $ 2,223.5 | $ 1,654.5 | $ 350.9 | $ 4,228.9 |

| | Year Ended December 31, 2021 | | | |
|---|---|---|---|---|
| (Millions) | Kinetic | Enterprise | Wholesale | Total |
| **Successor:** | | | | |
| Category: | | | | |
| Consumer | $ 1,134.2 | $ — | $ — | $ 1,134.2 |
| Enterprise (a) | — | 1,708.8 | — | 1,708.8 |
| Small business | 305.3 | — | — | 305.3 |
| Large business | 135.5 | — | — | 135.5 |
| Wholesale (b) | 251.0 | — | 276.5 | 527.5 |
| Switched access (c) | 20.5 | 15.4 | — | 35.9 |
| Sales revenues | 45.3 | 7.8 | 10.0 | 63.1 |
| Total revenue accounted for under ASC 606 | 1,891.8 | 1,732.0 | 286.5 | 3,910.3 |
| Other revenues (d) | 379.2 | 97.2 | 32.2 | 508.6 |
| Total revenues and sales | $ 2,271.0 | $ 1,829.2 | $ 318.7 | $ 4,418.9 |

F-28

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**7. Revenues, Continued:**

| | Period from September 22, 2020 through December 31, 2020 | | | |
|---|---|---|---|---|
| (Millions) | Kinetic | Enterprise | Wholesale | Total |
| **Successor:** | | | | |
| Category: | | | | |
| Consumer | $ 308.9 | $ — | $ — | $ 308.9 |
| Enterprise (a) | — | 510.4 | — | 510.4 |
| Small business | 85.2 | — | — | 85.2 |
| Large business | 39.7 | — | — | 39.7 |
| Wholesale (b) | 68.6 | — | 72.8 | 141.4 |
| Switched access (c) | 6.2 | 5.1 | — | 11.3 |
| Sales revenues | 11.6 | 5.8 | — | 17.4 |
| Total revenue accounted for under ASC 606 | 520.2 | 521.3 | 72.8 | 1,114.3 |
| Other revenues (d) | 108.2 | 30.9 | 8.0 | 147.1 |
| Total revenues and sales | $ 628.4 | $ 552.2 | $ 80.8 | $ 1,261.4 |

| | Period from January 1, 2020 through September 21, 2020 | | | |
|---|---|---|---|---|
| (Millions) | Kinetic | Enterprise | Wholesale | Total |
| **Predecessor:** | | | | |
| Category: | | | | |
| Consumer | $ 786.4 | $ — | $ — | $ 786.4 |
| Enterprise (a) | — | 1,334.4 | — | 1,334.4 |
| Small business | 224.4 | — | — | 224.4 |
| Large business | 119.7 | — | — | 119.7 |
| Wholesale (b) | 181.1 | — | 192.6 | 373.7 |
| Switched access (c) | 16.1 | 14.9 | — | 31.0 |
| Sales revenues | 38.2 | 18.1 | 2.3 | 58.6 |
| Total revenue accounted for under ASC 606 | 1,365.9 | 1,367.4 | 194.9 | 2,928.2 |
| Other revenues (d) | 289.9 | 167.4 | 42.0 | 499.3 |
| Total revenues and sales | $ 1,655.8 | $ 1,534.8 | $ 236.9 | $ 3,427.5 |

(a) Enterprise service revenues include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, integrated voice and data, long distance, managed services, SD-WAN, UCaaS, OfficeSuite UC©, and associated network access products and services.

(b) Wholesale revenues primarily include revenues from providing special access circuits, fiber connections, data transport and wireless backhaul services.

(c) Switch access revenues include usage sensitive revenues from long-distance companies and other carriers for access to the Company's network in connection with the completion of long-distance calls, as well as reciprocal compensation received from wireless and other local connecting carriers for use of the Company's network.

(d) Other service revenues primarily include end user surcharges, frozen federal USF, state USF, and lease revenues. These revenues also include RDOF funding in 2022 and CAF Phase II funding in 2021 and the Successor and Predecessor periods of 2020, as further discussed in Note 8.

F-29

7. Revenues, Continued: Deferred Contract Acquisition and Fulfillment Costs – Direct incremental costs to acquire a contract, consisting of sales commissions and certain costs associated with activating services, including costs to develop customized solutions and provision services, are deferred and recognized in operating expenses using a portfolio approach over the estimated life of the customer, which ranges from 18 to 39 months. Determining the amount of costs to fulfill a contract requires judgment. In determining costs to fulfill, consideration is given to periodic time studies, management estimates and statistics from internal information systems. Deferred contract acquisition and fulfillment costs are classified as current or noncurrent based on the timing of when the Company expects to recognize the expense. The current and noncurrent portions of deferred contract acquisition and fulfillment costs are included in prepaid expenses and other and other assets, respectively, in the accompanying consolidated balance sheets. Amortization of deferred contract acquisition and fulfillment costs is included in costs of services and selling, general and administrative expenses in our consolidated statement of operations. Deferred contract acquisition costs totaled $85.4 million as of December 31, 2022, of which $46.8 million and $38.6 million were included in prepaid expenses and other and other assets, respectively. As of December 31, 2021, deferred contract acquisition costs were $59.7 million, of which $33.2 million and $26.5 million were included in prepaid expenses and other and other assets, respectively. Deferred contract fulfillment costs totaled $17.2 million as of December 31, 2022, of which $11.5 million and $5.7 million were included in prepaid expenses and other and other assets, respectively. As of December 31, 2021, deferred contract fulfillment costs were $12.4 million, of which $8.8 million and $3.6 million were included in prepaid expenses and other and other assets, respectively. Amortization of deferred contract acquisition costs for the Successor was $48.6 million, $23.7 million and $1.2 million for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively. Amortization of deferred contract acquisition costs was $29.7 million for the Predecessor period January 1, 2020 through September 21, 2020. Amortization of deferred contract fulfillment costs for the Successor was $14.5 million, $7.2 million and $0.4 million for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively. Amortization of deferred contract fulfillment costs was $5.5 million for the Predecessor period January 1, 2020 through September 21, 2020. 8. Government Assistance: The Company receives federal and state governmental assistance in the form of subsidies and grants for either the construction of long-lived assets used in providing broadband service or to help offset the high cost of providing service to rural markets. Federal and state governmental assistance received by the Company and accounted for as service revenues consist of the following: CAF Phase II Support – In conjunction with reforming the federal universal service fund, the FCC established CAF which provided incremental broadband funding to a number of unserved and underserved locations. In 2015, Windstream accepted support offers under CAF Phase II for 17 of 18 states in which the Company was the incumbent provider, totaling $175 million in annual funding. As a recipient of CAF Phase II funding, the Company was required to offer customers standalone voice service at reasonable rates and to offer broadband service at speeds of at least 10 Megabytes per second (“Mbps”) download and 1-Mbps upload to approximately 400,000 locations by the end of 2020. The Company was required to file annual reports with the FCC indicating its progress in meeting specified broadband targets and to certify that the CAF support was used only for the provision, maintenance, and upgrading of facilities and services for which the support was intended. The Company satisfied its annual reporting and broadband deployment requirements for each year CAF support was available and funding ceased as of December 31, 2021. CAF funding for the Successor was $175.3 million in 2021 and $48.7 million in the period September 22, 2020 to December 31, 2020. CAF funding for the Predecessor period January 1, 2020 to September 21, 2020 was $126.8 million. Accounts receivable included $14.6 million as of December 31, 2021, for CAF support received in January 2022. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-30

8. Government Assistance, Continued: RDOF Support – In 2019, the FCC announced RDOF for rural broadband deployments. The Company was awarded $522.8 million in RDOF support over ten years ($52.3 million per year beginning in 2022) to provide rural broadband service to approximately 192,000 locations in 18 states. Windstream has committed to offering broadband service at speeds of at least 1- Gigabyte per second (“Gbps) download and 500-Mbps upload as well as meet certain network latency performance requirements. The Company expects to incur approximately $635 million in aggregate capital expenditures during the years 2022 through 2027 in meeting its broadband service requirements. During 2022, Windstream incurred $21.0 million in capital expenditures related to RDOF. Recipients of RDOF support are required to file annual reports indicating their progress in meeting their milestone broadband service requirements and are subject to specific record retention and audit requirements. Failure to timely submit the required reporting or meet specified milestones could result in the withholding of future funding and/or recovery of previous support provided. Windstream fully expects to meet all future requirements under RDOF and to receive funding for the total amount awarded. While Windstream was authorized for funding in all 18 states, it received delayed approvals in New York and Florida, resulting in $51.7 million being recognized in 2022. Accounts receivable included $4.5 million as of December 31, 2022, for RDOF support received in January 2023. State USF Support – The Company receives funding from state USF programs in eight states with a substantial portion of the funding received in Texas, Pennsylvania and New Mexico. This funding is intended to subsidize, apart from federal programs, the high cost of operating telecommunications networks in certain rural areas. The Company is required to provide periodic reporting in accordance with the requirements of the individual states documenting that the funding was used to support the provisioning of service to customers, including the maintenance and operation of the network facilities. State USF funding included in service revenues for the Successor totaled $100.2 million in 2022, $38.9 million in 2021, and $17.5 million in the period September 22, 2020 to December 31, 2020. State USF funding in the Predecessor period January 1, 2020 to September 21, 2020 totaled $57.6 million. As further discussed in Note 17, state USF funding in 2022 included $53.7 million of arrearages recognized for the period November 2020 to July 2022 payable to the Company pursuant to a December 2022 settlement agreement with the Texas Public Utility Commission, of which $16.0 million was paid to the Company on December 23, 2022. Accounts receivable included $44.0 million and $2.7 million as of December 31, 2022 and 2021, respectively, for remaining amounts due under the settlement agreement and for support not yet received related to the state USF programs. Grant funds received for capital expenditures to expand the availability and affordability of residential high-speed Internet service via direct grants or through the formation of public private partnerships recognized as a reduction in the cost of the related assets consisted of the following: Arkansas Rural Connect (“ARC”) Broadband Program – In the fourth quarter of 2021, the Company received $46.3 million to fund the cost of fiber broadband expansion projects in seven counties in Arkansas funded through the American Rescue Plan Act of 2021 (“ARPA”). Windstream will invest $17.1 million of its own capital to complete the projects to provide broadband service at speeds of at least 1-Gbps download and 1-Gbps upload. Under terms of the approved grant awards, the Company had committed to completing all construction projects by the end of the first quarter of 2022. Due to construction delays outside of its direct control (i.e., timely receipt of all construction permits, delays in the identification of other utilities underground conduit locations, execution of joint-use pole attachment agreements with other utility service providers, and contract labor issues), the Company has deployed broadband service to approximately 70 percent of the locations within the project footprints as of December 31, 2022, and Windstream expects to complete all remaining construction in the first half of 2023. Because the Company has not yet fully satisfied its construction and deployment obligations under the terms and conditions of the grant awards, the State of Arkansas could require Windstream to return a portion of the ARC grant funding related to the projects; however, the Company does not believe the State of Arkansas will do so. To date, the State of Arkansas has not requested return of any of the ARC funds nor assessed the Company any penalties for non-compliance with the grant terms and conditions. The Company also was approved to receive an additional $5.2 million in ARC funding for construction projects in two other counties. Funding for these projects will be received on a quarterly basis following submission of documentation of eligible capital expenditures incurred. Under terms of the approved grant awards, the Company had originally committed to completing all construction projects by January 31, 2023. Due to similar construction delays as noted above, Windstream now expects to complete these projects during the first half of 2023. Through December 31, 2022, Windstream had not requested nor received any reimbursement grant funds for these two additional projects. Capital expenditures incurred in 2022 were $1.2 million with a corresponding amount included in prepaid expenses and other current assets as of December 31, 2022 for funding not yet received. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-31

8. Government Assistance, Continued: Once construction is completed within a project footprint, all Internet service orders must be supplied within 30 days of an order being placed. This service commitment extends through January 1, 2030. Failure to cure within 30 days of notification of any non-performance could result in the recipient being required to return up to 5 percent of the grant funds received per month of non-performance to the State of Arkansas. Windstream fully expects to meet all future requirements to provide service within 30 days of receipt of a service order and therefore expects to retain all grant proceeds. During 2022 and 2021, Windstream incurred $48.7 million and $9.7 million in capital expenditures, respectively, and applied $31.8 million and $5.9 million of ARC funding, respectively, to reduce the cost of the related assets. As of December 31, 2022 and 2021, the amount of ARC funding received not yet expended was $8.6 million and $40.4 million, respectively, and is included in other current liabilities in the accompanying consolidated balance sheets. Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Funding – In 2020, the Company was awarded a total of $11.1 million in CARES funding consisting of $4.9 million in Arkansas for three counties, $4.9 million in Nebraska for five cities and $1.3 million for one county in Pennsylvania. Windstream was awarded the grants in each state to install and deliver broadband infrastructure, high-speed Internet access and service to potential customers in the cities/counties covered by the grants. Windstream is responsible for all projects costs that exceed the amounts of the grants. The Company is required to provide high-speed Internet services to customers at speeds of at least 25-Mbps download and 3-Mbps upload. The Company is required to maintain supporting documentation and records related to the appropriate use of the grant funds and provide periodic reporting in accordance with the requirements of the individual states, including notification of completion of the construction projects. Windstream has or fully expects to meet all construction and service requirements under the grants. Windstream incurred capital expenditures of $3.6 million in 2021 and $6.7 million in the Successor period of 2020 and received CARES funding of $0.2 million in 2021 and $7.9 million in the Successor period of 2020. Florida Rural Infrastructure Fund Fiscal Year 2022-2023 Statewide Program – In February 2022, the Company was awarded a grant to support fiber broadband expansion to deliver 1-Gbps Internet service to approximately 4,900 households. Funding for this broadband project will come from $2.0 million in grants awarded to the county and funded through ARPA. Windstream will invest $7.2 million of its own capital to complete the project. Windstream is responsible for all project costs that exceed the amounts of the grants. The county funds are disbursed to Windstream as follows: 50 percent upon signature of all parties to the Agreement (February 15, 2022) and the remaining 50 percent within thirty (30) days of completion of the project. Construction projects related to this program are expected to begin in earnest in 2023. Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 1-Gbps download and upload to the households within the county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. The county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to the county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Florida shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. Through December 31, 2022, Windstream had received $1.0 million in grant funds under this program. Capital expenditures incurred in 2022 were immaterial. Georgia State Fiscal Recovery Fund Broadband Infrastructure Program – In February 2022, the Company announced that it will partner with 18 counties across Georgia for fiber broadband expansion to deliver 1-Gbps Internet service to approximately 70,000 Georgia homes and businesses. Funding for these broadband projects will come from $170.5 million in grants awarded to the counties and funded through ARPA. Windstream will invest $129.9 million of its own capital to complete the projects. Windstream is responsible for all projects costs that exceed the amounts of the grants. All expenditures covered by the grant funds must be incurred by October 31, 2026, and each county must submit expenses for reimbursement directly to the State of Georgia no later than December 31, 2026. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application. Windstream will be required to submit adequate supporting documentation for each expenditure incurred monthly to the applicable county, which in turn, will submit a request for reimbursement directly to the State of Georgia. Upon reimbursement from the State of Georgia, the county will remit the funds to Windstream. Construction projects related to this program are expected to begin in earnest in 2023. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-32

8. Government Assistance, Continued: Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 1-Gbps download and upload to the households within each county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. Each county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to each county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Georgia shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. Through December 31, 2022, Windstream had not requested nor received any reimbursement grant funds under this program. Capital expenditures in 2022 were $4.0 million with a corresponding amount included in prepaid expenses and other current assets as of December 31, 2022 for funding not yet received. Empower Rural Iowa, Coronavirus State and Local Fiscal Recovery Funds Grant – In March 2022, the Company was awarded grants in 10 counties across Iowa for fiber broadband expansion to deliver 100-Mbps Internet service to more than 2,300 Iowa households. Funding for these broadband projects will come from a total of $10.1 million in grants awarded to the counties and funded through ARPA. Windstream will invest $8.7 million of its own capital to complete the project. All expenditures covered by the grant funds must be incurred by December 31, 2024, and each county may pay through September 30, 2026. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application, Windstream is responsible for any costs over the grant out amount by county. Windstream will be required to submit adequate supporting documentation for each expenditure incurred monthly to the applicable county, which in turn, will submit a request for reimbursement directly to the State of Iowa. Upon reimbursement from the State of Iowa, the county will remit the funds to Windstream. Construction projects related to this program are expected to begin in earnest in 2023. Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 100-Mbps download and upload to the households within each county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. Each county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to each county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Iowa shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. Through December 31, 2022, Windstream had not requested nor received any reimbursement grant funds under this program. Capital expenditures incurred in 2022 were immaterial. Nebraska USF – The Company is required by state commission order to use 90 percent of its annual USF funding received in Nebraska to fund certain broadband construction projects. The Company is required to notify the Nebraska Public Service Commission (“PSC”) of the expected cost and amount of USF funding to be used to complete the construction projects. There are no formal grant applications or agreements between the Company and the PSC. All construction projects must be completed within 18 months unless an extension is granted by the PSC and the funding must be used for the construction of network facilities capable of providing high-speed Internet services to customers at speeds of at least 25-Mbps download and 3-Mbps upload. Windstream is responsible for all projects costs that exceed the amounts of the USF funding. The Company is required to maintain supporting documentation and records related to the appropriate use of the USF funds. In 2022, Windstream notified the PSC of its intent to complete construction projects in two exchanges within Nebraska at a total expected cost of $7.6 million, funded in part by $7.3 million of USF funding. In 2021, Windstream notified the PSC of its intent to complete construction projects in five exchanges (the “2021 Projects”) within Nebraska at a total expected cost of $8.0 million, funded in part by $6.3 million of USF funding. Windstream incurred capital expenditures of $11.4 million in 2022 and $2.0 million in 2021 and received Nebraska USF of $2.2 million in 2022 and $5.5 million in 2021. Prepaid expenses and other current assets included $9.8 million and $0.6 million as of December 31, 2022 and 2021, respectively, for funding not yet received. Due to construction delays primarily related to obtaining required permits and supply chain shortages, the Company has requested from the PSC an extension to complete construction of the 2021 Projects by June 30, 2023. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-33

8. Government Assistance, Continued: National Telecommunications and Information Administration (“NTIA”) Broadband Infrastructure Program Grant in Sabine County, Texas – In February 2022, the Company was awarded a grant to support fiber broadband expansion to deliver Internet service with speeds of 25-Mbps download and 3-Mbps upload or greater to approximately 5,400 households. Funding for this broadband project will come from $12.7 million in a grant awarded to the county and funded through NTIA. Windstream will invest $4.7 million of its own capital to complete the project. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application, Windstream is responsible for any costs over the grant out amount. Windstream will be required to submit adequate supporting documentation for each expenditure incurred monthly to the applicable county, which in turn, will submit a request for reimbursement directly to NTIA. Upon reimbursement from NTIA, the county will remit the funds to Windstream. The Company and the county remain in negotiations over the final contract terms governing the grant. Construction projects related to this program are expected to begin in earnest in 2023. Capital expenditures incurred in 2022 were immaterial. 9. Leases Our operating leases, for network assets and equipment, office space, office equipment and real estate, have remaining lease terms of 1 to 30 years, some of which may include one or more options to renew with renewal terms that can extend the lease term from 1 to 10 years or more. Finance leases consist principally of facilities and equipment for use in our operations. As of December 31, 2022, there are no material operating or finance leases that have not yet commenced. Leaseback of Telecommunication Network Assets - As further discussed in Note 16, the Uniti arrangement was bifurcated into two structurally similar but independent agreements, one applicable to network facilities within ILEC market areas and the other applicable to network facilities within CLEC market areas, collectively the amended master lease agreements. The bifurcated leases more closely align with Windstream’s organizational structure of segregating its business between ILEC (Kinetic) and CLEC (Enterprise and Wholesale) business units and provide more refined renewal opportunities. Under the amended master lease agreements with Uniti, Windstream has the exclusive right to use certain telecommunications network assets, including fiber and copper networks, for an initial term ending in April 2030, with up to four, five-year renewal options. The master lease agreements with Uniti provides for a current annual base rent of $668.9 million paid in equal monthly installments in advance with an annual escalator of 0.5 percent. Future payments due under the contractual arrangement reset to fair market rates upon Windstream’ execution of the renewal options. The remaining initial term of the master lease agreements is 7.3 years with a discount rate of 8.1 percent. On October 14, 2021, Windstream received a cash installment payment from Uniti of $92.9 million pursuant to the March 2, 2020 settlement agreement, further discussed in Note 16. The payment received reflected Uniti’s prepayment of the quarterly amounts payable to Windstream in 2022. As discussed in Note 16, settlement payments are accounted for as an accretion to the operating lease liability when received. As a result of the change in timing between the actual and expected receipt of the 2022 installment payments, Windstream re-measured its operating right-of-use asset and liability attributable to the master lease agreements with Uniti as of the date of receipt, which resulted in an increase in the right of use asset of $1.0 million and an increase in the right-of-use liability of $93.9 million. Leaseback of Real Estate Contributed to Pension Plan - Windstream leases certain real property contributed to the Windstream Pension Plan. The lease agreements provide for the continued use of the properties by our operating subsidiaries and include initial lease terms of 10 years for certain properties and 20 years for the remaining properties at an aggregate annual rent of approximately $6.0 million. The lease agreements provide for annual rent increases ranging from 2 percent to 3 percent over the initial lease term and may be renewed for up to three additional five-year terms. The properties are managed on behalf of the Windstream Pension Plan by an independent fiduciary. Due to our ability to repurchase the property by ceasing all but de minimis operations at the location, control of the property has not transferred and the transaction continues to be accounted for as a financing obligation. Accordingly, the properties continue to be reported as assets of Windstream and depreciated over their remaining useful lives until termination of the lease agreements. The long-term lease obligation of $67.6 million and $68.0 million as of December 31, 2022 and 2021 is presented in other liabilities. As a result of using the effective interest rate method, when lease payments are made to the Windstream Pension Plan, a portion of the payment is charged to interest expense and the remaining portion is recorded as a reduction to the long-term lease obligation. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-34

9. Leases, Continued: Components of lease expense were as follows: Successor Predecessor (Millions) Classification Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Operating lease costs (a) Cost of services and Selling, general and administrative $ 783.6 $ 752.5 $ 205.7 $ 570.0 Finance lease costs: Amortization of right-of-use assets Depreciation and amortization 9.1 10.1 4.1 19.8 Interest on lease liabilities Interest expense 2.1 4.7 0.5 1.9 Net lease expense $ 794.8 $ 767.3 $ 210.3 $ 591.7 (a) Includes short-term leases and variable lease costs which are not material. Supplemental balance sheet information related to leases was as follows as of December 31: (Millions) 2022 2021 Operating Leases Operating lease right-of-use assets $ 4,026.1 $ 4,206.4 Current portion of operating lease obligations $ 421.1 $ 452.4 Long-term operating lease obligations 3,764.3 3,936.8 Total operating lease liabilities $ 4,185.4 $ 4,389.2 Finance Leases Property, plant and equipment, gross $ 72.6 $ 66.6 Accumulated depreciation (24.1) (13.4) Property, plant and equipment, net $ 48.5 $ 53.2 Other current liabilities $ 9.8 $ 8.7 Other liabilities 27.9 34.7 Total finance lease liabilities $ 37.7 $ 43.4 Weighted Average Remaining Lease Term Operating leases 7.2 years 8.1 years Finance leases 10.3 years 9.9 years Leaseback of real estate contributed to pension plan 9.8 years 10.8 years Weighted Average Discount Rate Operating leases 8.1% 8.1 % Finance leases 11.4% 10.3 % Leaseback of real estate contributed to pension plan 8.3% 8.3 % WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-35

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**9. Leases, Continued:**

Supplemental cash flow information related to leases was as follows:

| | Successor | | | Predecessor |
|---|---|---|---|---|
| (Millions) | Year Ended December 31, 2022 | Year Ended December 31, 2021 | Period from September 22, 2020 through December 31, 2020 | Period from January 1, 2020 through September 21, 2020 |
| Cash paid for amounts included in the measurement of lease liabilities: | | | | |
| Operating cash outflows from operating leases | $ 807.1 | $ 677.2 | $ 189.3 | $ 557.3 |
| Operating cash outflows from finance leases | $ 2.1 | $ 4.7 | $ 0.5 | $ 1.9 |
| Financing cash outflows from finance leases | $ 10.3 | $ 10.6 | $ 3.2 | $ 17.3 |
| Right-of-use assets obtained in exchange for lease obligations: | | | | |
| Operating leases | $ 235.5 | $ 155.9 | $ 39.6 | $ 0.7 |
| Finance leases | $ 5.7 | $ 12.7 | $ 0.1 | $ — |

As of December 31, 2022, future minimum lease payments under non-cancellable leases were as follows:

| (Millions) | Operating Leases (a) | Leaseback of Real Estate Contributed to Pension Plan (a) | Finance Leases (a) |
|---|---|---|---|
| 2023 | $ 708.3 | $ 6.3 | $ 13.9 |
| 2024 | 689.0 | 6.1 | 10.9 |
| 2025 | 695.0 | 5.8 | 5.0 |
| 2026 | 755.7 | 5.9 | 3.7 |
| 2027 | 755.4 | 6.1 | 3.7 |
| Thereafter | 1,769.9 | 38.9 | 49.5 |
| Total future minimum lease payments | 5,373.3 | 69.1 | 86.7 |
| Less: Amounts representing interest | 1,187.9 | 48.0 | 49.0 |
| Add: Residual value | — | 46.5 | — |
| Present value of lease liabilities | $ 4,185.4 | $ 67.6 | $ 37.7 |

(a) Includes options to extend lease terms that are reasonably certain of being exercised.

F-36

9. Leases, Continued: To provide comprehensive communication solutions to meet our customers’ needs, our services are integrated with the latest communications equipment. Certain offerings include equipment leases. Windstream also leases fiber to generate cash flow from unused or underutilized portions of our network. Lease terms typically range from 1 to 20 years some of which may include one or more options to renew, with renewal terms that can extend the lease term from 1 to 10 years. Fiber customers do have the ability to early terminate the lease by relinquishing the fiber strands back to us; however, we have assessed the probability of such action to be remote. As previously discussed in Note 1, the Successor adopted the predominance practical expedient applicable to contracts with customers that include both lease and non-lease components and prospectively combines the lease and non-lease components into a single performance obligation for purposes of recognizing revenue from such contracts as a result of the application of fresh start accounting. Prior to the application of fresh start accounting, Predecessor accounted for the lease and non-lease components of comprehensive communication solutions as separate components under the guidance applicable to the component either ASC 606 or ASC 842. Operating lease income for the Successor was $132.2 million, $114.9 million and $29.5 million for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively. Operating lease income was $193.8 million for the Predecessor period January 1, 2020 through September 21, 2020. Operating lease income is included in service revenues in the consolidated statement of operations. Future lease receipts from non-cancellable leases were as follows for the years ended December 31: Year (Millions) 2023 $ 4.4 2024 4.1 2025 3.3 2026 3.0 2027 2.9 Thereafter 19.6 Total future lease receipts $ 37.3 WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-37

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**10. Employee Benefit Plans and Postretirement Benefits:**

The Predecessor maintained a non-contributory qualified defined benefit pension plan, which was assumed by the Company upon emergence from bankruptcy. Future benefit accruals for all eligible nonbargaining employees covered by the pension plan have ceased. The Predecessor also maintained supplemental executive retirement plans that provided unfunded, non-qualified supplemental retirement benefits to a select group of management employees. These supplemental plans were rejected in bankruptcy and not assumed by the Company.

The components of pension benefit (income) expense (including provision for executive retirement agreements for the Predecessor period) were as follows:

| | Successor | | | Predecessor |
|---|---|---|---|---|
| (Millions) | Year Ended December 31, 2022 | Year Ended December 31, 2021 | Period from September 22, 2020 through December 31, 2020 | Period from January 1, 2020 through September 21, 2020 |
| Benefits earned during the period (a) | $ 3.0 | $ 3.8 | $ 1.3 | $ 2.9 |
| Interest cost on benefit obligation (b) | 31.6 | 30.2 | 8.6 | 27.1 |
| Net actuarial (gain) loss (b) | 46.5 | (12.3) | (32.4) | 2.9 |
| Amortization of prior service credit (b) | — | — | — | (0.7) |
| Plan curtailments (b) | — | — | (2.3) | — |
| Settlement loss (b) | 12.8 | — | — | — |
| Expected return on plan assets (b) | (53.0) | (67.8) | (18.5) | (42.3) |
| Net periodic benefit expense (income) | $ 40.9 | $ (46.1) | $ (43.3) | $ (10.1) |

(a) Included in cost of services and selling, general and administrative expense.

(b) Included in other (expense) income, net.

During August 2022, the Company settled $205.5 million of its pension benefit obligations by irrevocably transferring the retiree pension liabilities to an insurance company through the purchase of group annuity contracts. The purchase of the annuity contracts was funded with pension plan assets of $212.7 million. As a result of the settlement, the Company remeasured its pension benefit obligations as of August 31, 2022, which resulted in the recognition of a settlement loss of $11.3 million. In accordance with its accounting policy, the Company immediately recognizes as net periodic benefit cost any actuarial gains or losses arising due to changes in actuarial assumptions whenever an interim re-measurement is required. Accordingly, the Company recognized a pretax actuarial loss of $37.0 million in the third quarter of 2022. The actuarial loss primarily resulted from lower-than-expected returns on plan assets realized in 2022, partially offset by an increase in the discount rate used to measure the pension benefit obligations from 2.90 percent at January 1, 2022 to 4.77 percent as of August 31, 2022.

Windstream also provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in, and the Company funds, the costs of the plan as benefits are paid. During July 2021, Windstream made changes to its postretirement benefits plan, eliminating medical coverage and life insurance subsidies for certain participants effective January 1, 2022. As a result, the Company remeasured its accumulated postretirement benefits obligation as of July 31, 2021 and recognized a $8.8 million decrease in the accumulated postretirement benefits obligation and a corresponding increase in accumulated other comprehensive income, consisting of an $8.2 million prior service credit and $0.6 million net actuarial gain. The prior service credit will be amortized over the average remaining service life of active plan participants, which is approximately 11 years. In determining its periodic postretirement benefits cost, the Company amortizes unrecognized actuarial gains and losses exceeding 10.0 percent of the projected benefit obligation over the lesser of 10 years or the average remaining service life of active employees or life expectancy of inactive participants. Unrecognized actuarial gains and losses below the 10.0 percent corridor are not amortized.

F-38

10. Employee Benefit Plans and Postretirement Benefits, Continued: Postretirement benefit income for the Successor was $1.2 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively, and $0.2 million for the period September 22, 2020 through December 31, 2020. Postretirement benefit expense was $0.4 million for the Predecessor period January 1, 2020 through September 21, 2020. Postretirement benefit (expense) income is included in other (expense) income, net in the accompanying consolidated statements of operations. A summary of plan assets, projected benefit obligation and funded status of the plans were as follows: Pension Benefits Postretirement Benefits (Millions) December 31, 2022 December 31, 2021 December 31, 2022 December 31, 2021 Fair value of plan assets, at beginning of year $ 1,014.7 $ 1029.1 $ 0.2 $ 0.4 Actual return on plan assets (248.6) 50.1 — — Employer contributions (a) — 23.1 — 0.3 Participant contributions — — — 2.4 Benefits paid (b) (57.3) (87.6) — (2.9) Settlements (233.1) — — — Fair value of plan assets at end of year $ 475.7 $ 1,014.7 $ 0.2 $ 0.2 Projected benefit obligation at beginning of year $ 1,131.3 $ 1,213.6 $ 8.0 $ 22.7 Interest cost on projected benefit obligations 31.6 30.2 0.2 0.3 Service cost 4.3 5.1 — — Participant contributions — — 2.0 2.4 Plan amendments — — — (8.1) Actuarial (gain) loss (242.2) (30.0) (2.6) (6.4) Benefits paid (b) (57.3) (87.6) (2.4) (2.9) Settlements (233.1) — — — Curtailments — — — — Projected benefit obligation at end of year $ 634.6 $ 1,131.3 $ 5.2 $ 8.0 Plan assets less than projected benefit obligation recorded in the balance sheet: Current liabilities $ — $ — $ (0.2) $ (0.3) Noncurrent liabilities (158.9) (116.6) (4.8) (7.5) Funded status recognized in the consolidated balance sheets $ (158.9) $ (116.6) $ (5.0) $ (7.8) Amounts recognized in accumulated other comprehensive income (loss): Net actuarial gain $ — $ — $ (7.5) $ (5.5) Prior service credits — — (7.1) (7.9) Net amount recognized in accumulated other comprehensive loss $ — $ — $ (14.6) $ (13.4) WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-39

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**10. Employee Benefit Plans and Postretirement Benefits, Continued:**

(a) The Company had no minimum funding requirements for the 2022 plan year, and accordingly, the Company did not make any contributions to the plan during 2022. During 2021, the Company made contributions totaling $23.1 million to the qualified pension plan using available cash on hand to satisfy its 2020 funding requirements. As permitted, the Company adopted ARPA's 15-year fresh start amortization and interest rate stabilization provisions and recomputed its minimum funding requirements to the qualified pension plan for the plan years 2019 and 2020. As a result, contributions funded in cash to the qualified pension plan in April and July 2021 totaling $15.9 million were applied to satisfy the Company's 2020 funding requirements. These contributions were in excess of the 2020 minimum funding requirements. As a result, the Company had no minimum funding requirements for the 2021 plan year.

(b) Pension benefit payments related to the executive retirement agreements totaled $0.7 million for the Predecessor period January 1, 2020 through September 21, 2020 and were paid from the Predecessor's general corporate assets. All postretirement benefit payments in 2022 and 2021 were paid from general corporate assets.

Significant changes in the pension projected benefit obligation for 2022 included actuarial gains of $230.6 million attributable to the change in discount rate from 2.90 percent to 5.49 percent, $21.2 million attributable to other assumption changes, including updates to the lump sum conversion interest rates and expected future compensation increases, $22.1 million attributable to demographic experience, $1.5 million attributable to elections made by certain collective bargaining employees to opt out of pension accruals, and a settlement gain of $220.4 million attributable to the retiree annuity purchase.

The accumulated benefit obligation of the pension plan was $626.1 million and $1,116.7 million as of December 31, 2022 and 2021, respectively.

Assumptions – Actuarial assumptions used to calculate pension and postretirement benefits expense (income) were as follows for the years ended December 31:

| | Pension Benefits | | | Postretirement Benefits | | |
|---|---|---|---|---|---|---|
| (Millions) | 2022 (a) | 2021 | 2020 | 2022 | 2021 (b) | 2020 |
| Discount rate | 2.90 % | 2.58 % | 2.60 % | 2.88 % | 2.58 % | 2.61 % |
| Expected return on plan assets | 6.45 % | 6.75 % | 7.00 % | 6.45 % | 6.75 % | 7.00 % |
| Rate of compensation increase | 3.00 % | 2.00 % | 2.00 % | — % | — % | — % |

(a) As a result of the remeasurement of the pension benefit obligation in August 2022 previously discussed, the discount rate assumption changed from 2.90 percent to 4.77 percent as of the remeasurement date.

(b) As a result of the remeasurement of the postretirement benefit obligation in July 2021 previously discussed, the discount rate assumption changed from 2.58 percent to 2.67 percent as of the remeasurement date.

Actuarial assumptions used to calculate the benefit obligations were as follows:

| | Pension Benefits | |
|---|---|---|
| | December 31, 2022 | December 31, 2021 |
| Discount rate | 5.49 % | 2.90 % |
| Expected return on plan assets | 7.25 % | 6.45 % |
| Rate of compensation increase | 3.00 % | 2.00 % |

| | Postretirement Benefits | |
|---|---|---|
| | December 31, 2022 | December 31, 2021 |
| Discount rate | 5.54 % | 2.88 % |
| Expected return on plan assets | 7.25 % | 6.45 % |

F-40

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**10. Employee Benefit Plans and Postretirement Benefits, Continued:**

In developing the expected long-term rate of return assumption, management considered the plan's historical rate of return, as well as input from the Company's investment advisors. Projected returns on qualified pension plan assets were based on broad equity and bond indices and include a targeted asset allocation of 25.9 percent to equities, 46.8 percent to fixed income securities, and 27.3 percent to alternative investments, with an aggregate expected long-term rate of return of approximately 7.25 percent.

Information regarding the healthcare cost trend rate was as follows for the years ended December 31:

| | 2022 | 2021 |
|---|---|---|
| Healthcare cost trend rate assumed for next year | 7.50 % | 6.50 % |
| Rate that the cost trend ultimately declines to | 5.00 % | 5.00 % |
| Year that the rate reaches the terminal rate | 2033 | 2028 |

Plan Assets – Pension plan assets are allocated to asset categories based on the specific strategy employed by the asset's investment manager. The asset allocation by asset category was as follows for the years ended December 31:

| | Target Allocation | Percentage of Plan Assets | |
|---|---|---|---|
| Asset Category | 2022 | 2022 | 2021 |
| Equity securities | 18.4% - 33.4% | 22.0 % | 29.6 % |
| Fixed income securities | 30.3% - 60.3% | 43.5 % | 50.8 % |
| Alternative investments | 19.8% - 34.8% | 30.0 % | 17.2 % |
| Money market and other short-term interest bearing securities | 0.0% - 6.5% | 4.5 % | 2.4 % |
| | | 100.0 % | 100.0 % |

The Company utilizes a third party to assist in evaluating the allocation of the total assets in the pension plan, taking into consideration the benefit obligations and funded status of the pension plan. Assets are managed utilizing a liability driven investment approach, meaning that assets are managed within a risk management framework which addresses the need to generate incremental returns in the context of an appropriate level of risk, based on plan liability profiles and changes in funded status. The return objectives are to satisfy funding obligations when and as prescribed by law and to keep pace with the growth of the pension plan liabilities. Given the long time horizon for paying out benefits and the Company's current financial condition, the pension plan can accept an average level of risk relative to other similar plans. The liquidity needs of the pension plan are manageable given that lump sum payments are not available to most participants.

Equity securities include stocks of both large and small capitalization domestic and international companies. Equity securities are expected to provide both diversification and long-term real asset growth. Domestic equities may include modest holdings of non-U.S. equities, purchased by domestic equity managers as long as they are traded in the U.S and denominated in U.S. dollars and both active and passive (index) investment strategies. International equities provide a broad exposure to return opportunities and investment characteristics associated with the world equity markets outside the U.S. The pension plan's equity holdings are diversified by investment style, market capitalization, market or region, and economic sector.

Fixed income securities include securities issued by the U.S. Government and other governmental agencies, and debt securities issued by domestic and international entities, and derivative instruments comprised of swaps, futures, forwards and options. These securities are expected to provide diversification benefits and are expected to reduce asset volatility and pension funding volatility, and a stable source of income.

Alternative investments may include hedge funds, commodities, both private and public real estate and private equity investments. In addition to attractive diversification benefits, the alternative investments are expected to provide both income and capital appreciation.

Investments in money market and other short-term interest bearing securities are maintained to provide liquidity for benefit payments with protection of principal being the primary investment objective.

F-41

10. Employee Benefit Plans and Postretirement Benefits, Continued: The fair values of pension plan assets were determined using the following inputs as of December 31, 2022: Quoted Price in Active Markets for Identical Assets Significant Other Observable Inputs Significant Unobservable Inputs (Millions) Fair Value Level 1 Level 2 Level 3 Money market fund (a) $ 55.2 $ — $ 55.2 $ — Collective and other trust funds (b) 142.9 — 142.9 — Government and agency securities (c) 57.8 — 57.8 — Common and preferred stocks - international (d) 16.4 16.4 — — Real estate LLCs (e) 70.9 — — 70.9 Other investments (f) 2.5 2.4 0.1 — Investments included in fair value hierarchy 345.7 $ 18.8 $ 256.0 $ 70.9 Other investments measured at NAV: Pooled funds (g) 69.6 Private equity funds (h) 59.7 Total investments 475.0 Dividends and interest receivable 0.9 Pending trades and other liabilities (0.2) Total plan assets $ 475.7 The fair values of pension plan assets were determined using the following inputs as of December 31, 2021: Quoted Price in Active Markets for Identical Assets Significant Other Observable Inputs Significant Unobservable Inputs (Millions) Fair Value Level 1 Level 2 Level 3 Money market fund (a) $ 61.8 $ — $ 61.8 $ — Collective and other trust funds (b) 369.1 — 369.1 — Government and agency securities (c) 144.5 — 144.5 — Corporate bonds (c) 86.9 — 86.9 — Common and preferred stocks - domestic (d) 15.5 15.5 — — Common and preferred stocks - international (d) 24.5 24.5 — — Real estate LLCs (e) 73.3 — — 73.3 Other investments (f) 8.7 3.6 5.1 — Investments included in fair value hierarchy 784.3 $ 43.6 $ 667.4 $ 73.3 Other investments measured at NAV: Pooled funds (g) 175.5 Private equity funds (h) 57.7 Total investments 1,017.5 Dividends and interest receivable 1.2 Pending trades and other liabilities (4.0) Total plan assets $ 1,014.7 WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-42

10. Employee Benefit Plans and Postretirement Benefits, Continued: (a) The money market fund is valued based on the fair value of the underlying assets held as determined by the fund manager on the last business day of the year. The underlying assets are mostly comprised of certificates of deposit, time deposits and commercial paper valued at amortized cost. The carrying amount of interest bearing cash is estimated to approximate fair value due to the short-term nature of this investment. (b) Units in collective and other trust funds are valued by reference to the funds’ underlying assets and are based on the net asset value as reported by the fund manager on the last business day of the year. The underlying assets are mostly comprised of publicly traded equity securities and fixed income securities. These securities are valued at the official closing price of, or the last reported sale prices as of the close of business or, in the absence of any sales, at the latest available bid price. (c) Government and agency securities and corporate bonds are valued using pricing models maximizing the use of observable inputs for similar securities. Corporate bonds include values based on yields currently available on comparable securities of issuers with similar credit ratings. (d) Common and preferred stocks traded in active markets on securities exchanges are valued at their quoted market price on the last day of the year. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotes or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using best estimates, including unobservable inputs. (e) This category consists of real estate properties contributed by the Company to limited liability companies (“LLCs”) wholly-owned by the pension plan that are leased back by Windstream. The fair value of these properties is based on independent appraisals. (See also Note 9.) (f) Other investments consist of derivative financial instruments and investments in foreign currency. Derivative financial instruments are valued based on models that reflect the contractual terms of the instruments. Inputs include observable market information, such as swap curves, benchmark yields, rating updates and interdealer broker quotes at the end of the year. Investments in foreign currency are valued at their quoted market price on the last day of the year. (g) The pooled funds are valued based on the net asset value of the fund as a practical expedient as determined by the fund manager on the last business day of the year and is derived from the fair value of each underlying investment held by the pooled fund. These investments have not been classified within the fair value hierarchy. (h) Private equity funds consist of investments in limited partnerships and are valued based on the pension plan's capital account balance at year end, resulting in valuation at net asset value as a practical expedient, as reported in the audited financial statements of the partnership. These investments have not been classified within the fair value hierarchy. The following is a reconciliation of the beginning and ending balances of pension plan assets that are measured at fair value using significant unobservable inputs: (Millions) Real estate LLCs Balance as of December 31, 2020 $ 72.4 Unrealized gains 4.8 Realized gain 0.5 Sale of property (4.4) Balance as of December 31, 2021 $ 73.3 Unrealized losses (2.4) Balance as of December 31, 2022 $ 70.9 There were no transfers within the fair value hierarchy during the years ended December 31, 2022 and 2021. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-43

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**10. Employee Benefit Plans and Postretirement Benefits, Continued:**

There have been no significant changes in the methodology used to value investments from prior year. The valuation methods used may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the valuation methods are consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Estimated Future Employer Contributions and Benefit Payments – Estimated future employer contributions and benefit payments are as follows as of December 31, 2022:

| (Millions) | | Pension Benefits | | Postretirement Benefits |
|---|---|---|---|---|
| Expected employer contributions in 2023 | $ | — | $ | 0.2 |
| Expected benefit payments: | | | | |
| 2023 | $ | 52.4 | $ | 0.4 |
| 2024 | | 51.7 | | 0.4 |
| 2025 | | 50.9 | | 0.4 |
| 2026 | | 50.0 | | 0.4 |
| 2027 | | 49.6 | | 0.4 |
| 2028-2032 | | 238.3 | | 2.2 |

As noted in the table above, the Company has no minimum funding requirements for the 2023 plan year, and Windstream does not expect to make any contributions to the plan during 2023. The amount and timing of future contributions to the pension plan are dependent upon a myriad of factors including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the plan. Windstream intends to fund these contributions using cash.

The Predecessor also sponsored an employee savings plan under section 401(k) of the Internal Revenue Code, which was assumed by the Company upon emergence from bankruptcy. The plan covers substantially all salaried employees and certain bargaining unit employees. Participating employees receive employer matching contributions up to a maximum of 4 percent of employee pre-tax contributions to the plan for employees contributing up to 5 percent of their eligible pre-tax compensation. Effective January 1, 2020, the plan was amended such that the employer matching contribution is calculated and funded in cash to the plan each pay period with an annual true-up to be made as soon as administratively possible after the end of the year.

During 2022, contributions to the plan were $26.4 million in cash and included the annual 2021 true-up contribution. In 2021, contributions to the plan were $19.5 million in cash and included the annual 2020 true-up contribution. Contributions to the plan during the Successor period September 22, 2020 through December 31, 2020 were $6.1 million. During the Predecessor period January 1, 2020 through September 21, 2020, the Predecessor contributed $18.2 million in cash to fund the required 2020 employer matching contributions and the Predecessor also contributed $25.7 million in cash to the plan in March 2020 for the 2019 annual matching contribution.

Excluding amounts capitalized, expense recorded by the Successor related to the employee savings plan was $27.4 million, $25.1 million and $7.5 million for the years ended December 31, 2022 and 2021, and the period September 22, 2020 through December 31, 2020, respectively. Excluding amounts capitalized, expense recorded was $19.1 million for the Predecessor period January 1, 2020 through September 21, 2020. Expense related to the employee savings plan is attributable to the employer matching contribution under the plan and is included in cost of services and selling, general and administrative expenses in the accompanying consolidated statements of operations.

F-44

11. Equity-Based Compensation Plans: Successor Awards Under the 2020 Management Incentive Plan (“Incentive Plan”), the Company may issue up to a maximum of 10.0 million of equity-based awards in the form of restricted common units or options to certain officers, executives and other key management employees. As further discussed below, approximately 7.5 million equity-based awards were issued during the Successor period from September 22, 2020 through December 31, 2020. An additional 0.5 million equity awards were issued during 2022, while no new awards were granted during 2021. Considering the effect of forfeitures, the Incentive Plan had remaining capacity of 2.5 million equity-based awards as of December 31, 2022. Restricted Units - During the Successor period from September 22, 2020 through December 31, 2020, our Board of Managers granted 2.0 million time-based restricted units. The vesting periods and grant date fair values for restricted stock units issued were as follows: (Number of units in thousands) Vest ratably over a four-year service period ending on September 21, 2024 1,694.2 Vest ratably over a three-year service period ending on July 11, 2023 – non-employee directors 288.0 Total granted 1,982.2 Grant date fair value per unit $12.60 Grant date fair value (Dollars in millions) $25.0 During 2022, our Board of Managers granted additional time-based restricted units. The vesting periods and grant date fair values for restricted stock units issued were as follows: (Number of units in thousands) 2022 Vest ratably from date of grant through service period ending on September 21, 2024 107.9 Vest ratably from date of grant through service period ending July 11, 2023 - non-employee directors 8.7 Total granted 116.6 Weighted average grant date fair value per unit $19.26 Grant date fair value (Dollars in millions) $2.2 Time-based restricted unit activity for the year ended December 31, 2022 was as follows: (Thousands) Number of Units Weighted Average Fair Value Per Share Non-vested as of December 31, 2021 1,433.8 $12.60 Granted 116.6 $19.26 Vested (617.5) $12.77 Forfeited (110.5) $12.60 Non-vested as of December 31, 2022 822.4 $13.42 Vested units will be settled in common units and distributed at the earliest of (1) a change in control, (2) grantee’s death, disability, or separation from service or (3) six years from emergence date of September 21, 2020. As of December 31, 2022, unrecognized compensation expense for the time-based restricted units totaled $9.3 million and will be recognized over a weighted average period of 1.6 years. Equity-based compensation expense recognized for the time-based restricted units was $7.9 million, $6.5 million and $1.8 million for the years ended December 31, 2022 and 2021, and for the period September 22, 2020 through December 31, 2020, respectively. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-45

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**11. Equity-Based Compensation Plans, Continued:**

Options and Performance Units – During the period from September 22, 2020 through December 31, 2020, our Board of Managers granted 4.2 million and 1.3 million of performance-based options and performance-based restricted common units, respectively. During 2022, our Board of Managers granted additional awards consisting of 0.3 million performance-based options and 0.1 million performance-based restricted common units. Under the terms of the awards, the options and performance units are subject to both time and performance vesting conditions. The awards time vest ratably from the date of grant through September 21, 2024. The percentage of the award vested is dependent upon the increase in equity value subsequent to emergence measured upon a change in control or liquidity event. The options include an exercise price of $12.50. The maximum term for each option granted is 10 years.

Because the vesting of the options and performance units are subject to both a service and performance condition, no compensation expense is recognized related to these awards until it is probable that a change in control or liquidity event will occur. At such time, the cost of the options and performance units based on the grant-date fair value will be recognized as compensation expense on a straight-line basis over the remaining requisite period in which the recipient is required to provide services in exchange for the award. There were no forfeitures of options or performance units during 2021.

The weighted average fair value of performance units granted during the period from September 22, 2020 through December 31, 2020 was $6.15 per unit and the weighted average fair value of performance units granted in 2022 was $4.74 per unit. The weighted average fair value of options granted during the period from September 22, 2020 through December 31, 2020 was $4.41 per share using the Black-Scholes option-pricing model based on the following weighted average assumptions: expected life of 7.5 years, expected volatility of 45.0 percent and risk-free interest rate of 0.5 percent. The weighted average fair value of options granted during 2022 was $1.95 per share using the Black-Scholes option-pricing model based on the following weighted average assumptions: expected life of 5.6 years, expected volatility of 36.8 percent and risk-free interest rate of 3.7 percent.

| | Stock Options | | Performance Units | |
|---|---|---|---|---|
| | (Thousands) Number of Units | Weighted Average Fair Value Per Share | (Thousands) Number of Units | Weighted Average Fair Value Per Share |
| Non-vested as of December 31, 2021 | 4,235.4 | $4.41 | 1,270.6 | $6.15 |
| Granted | 269.6 | $1.95 | 80.9 | $4.74 |
| Forfeited | (276.1) | $4.41 | (82.8) | $6.15 |
| Non-vested as of December 31, 2022 | 4,228.9 | $4.25 | 1,268.7 | $6.06 |

As of December 31, 2022, total unrecognized compensation expense for non-vested options and performance units was $18.0 million and $7.7 million, respectively, and was equal to the aggregate grant date fair value of the unvested awards.

**Predecessor Awards**

As further discussed in Note 16, all Predecessor common stock and stock-based awards were cancelled without any distribution to holders of common stock or share-based awards as of the Effective Date, pursuant to the terms of the Plan. Prior to their cancellation, the Predecessor share-based awards consisted of restricted stock, stock options and restricted stock units that were granted to officers, executives, non-employee directors and certain management employees. No new awards were granted in the Predecessor period January 1, 2020 through September 21, 2020.

Stock options vested ratable over a three-year period from the date of grant. Time-based restricted stock and restricted stock units granted to employees generally vested over a service period of two or three years, while time-based restricted stock and restricted stock units granted to non-employee directors vested one year from the date of grant. Share-based compensation expense was recognized on a straight-line basis over the vesting period of the award and totaled $1.3 million for the Predecessor periods January 1, 2020 through September 21, 2020. The total fair value of restricted stock and restricted stock units vested was $1.8 million during the Predecessor period January 1, 2020 through September 21, 2020.

F-46

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

## 12. Restructuring Charges:

Restructuring charges consist of severance and other employee benefit-related costs incurred in completing planned workforce reductions. During 2020, the Predecessor initiated a restructuring plan focused on reducing costs through targeted headcount reductions. The restructuring plan was assumed by the Company upon emergence from bankruptcy. During the year ended December 31, 2021 and the period from September 22, 2020 through December 31, 2020, the Company eliminated approximately 260 and 80 positions, respectively, and incurred related severance and employee benefit costs of $7.2 million and $2.7 million, respectively. During 2020, under the restructuring plan, the Predecessor eliminated approximately 700 positions and incurred related severance and employee benefit costs of $16.3 million.

After giving consideration to the related tax benefits, restructuring charges decreased net income $5.2 million and $2.0 million for the Successor for the year ended December 31, 2021 and the period September 22, 2020 through December 31, 2020, respectively, and decreased net income $12.2 million for the Predecessor period January 1, 2020 to September 21, 2020.

The following is a summary of the activity related to the liabilities associated with restructuring activities:

| (Millions) | | |
|---|---|---|
| Balance as of December 31, 2020 | $ | 2.3 |
| Severance and benefit costs incurred in period | | 7.2 |
| Cash outlays during the period | | (7.3) |
| Balance as of December 31, 2021 | $ | 2.2 |
| Cash outlays during the period | | (2.2) |
| Balance as of December 31, 2022 | $ | — |

## 13. Other (Expense) Income, Net:

The components of other (expense) income, net were as follows:

| | Successor | | | | | | Predecessor | |
|---|---|---|---|---|---|---|---|---|
| (Millions) | | Year Ended December 31, 2022 | | Year Ended December 31, 2021 | | Period from September 22, 2020 through December 31, 2020 | | Period from January 1, 2020 through September 21, 2020 |
| Non-operating pension (expense) income (a) | $ | (37.9) | $ | 49.9 | $ | 44.6 | $ | 12.9 |
| Distributions from bankruptcy claims account (b) | | 16.2 | | — | | — | | — |
| Other, net | | (0.2) | | (2.0) | | 0.3 | | 0.1 |
| Total other (expense) income, net | $ | (21.9) | $ | 47.9 | $ | 44.9 | $ | 13.0 |

(a) See Note 10 for a detail of the components of net periodic pension (expense) income cost included in other (expense) income, net.

(b) In 2022, the Company received cash distributions totaling $23.4 million from the general unsecured claims account, which was funded at emergence to administer and settle remaining general unsecured bankruptcy claims. This separate cash account was established for the predecessor entity, Old Services, which is not a subsidiary of the Company. Of the total cash received, $7.2 million was applied to a receivable due from Old Services, with the balance of $16.2 million recorded to other (expense) income, net. Once all remaining bankruptcy-related claims are settled, any remaining cash held by Old Services will be transferred to the Company.

F-47

14. Accumulated Other Comprehensive Income (Loss): Accumulated other comprehensive income (loss) balances, net of tax, were as follows for the years ended December 31: (Millions) 2022 2021 2020 Postretirement plan $ 11.0 $ 10.1 $ (0.3) Unrealized holdings gains (losses) on interest rate swaps 23.8 4.0 (0.2) Accumulated other comprehensive income (loss) $ 34.8 $ 14.1 $ (0.5) Changes in accumulated other comprehensive income (loss) balances, net of tax, were as follows: (Millions) Unrealized Holdings (Losses) Gains on Interest Rate Swaps Postretirement Plan Total Balance as of December 31, 2020 $ (0.2) $ (0.3) $ (0.5) Other comprehensive income before reclassifications 3.9 10.9 14.8 Amounts reclassified from other accumulated comprehensive income (loss) (a) 0.3 (0.5) (0.2) Balance as of December 31, 2021 $ 4.0 $ 10.1 $ 14.1 Other comprehensive income before reclassifications 23.3 2.0 25.3 Amounts reclassified from other accumulated comprehensive income (loss) (a) (3.5) (1.1) (4.6) Balance as of December 31, 2022 $ 23.8 $ 11.0 $ 34.8 (a) See separate table below for details about these reclassifications. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-48

14. Accumulated Other Comprehensive Income (Loss), Continued: Reclassifications out of accumulated other comprehensive income (loss) were as follows: (Millions) Amount Reclassified from Accumulated Other Comprehensive Income (Loss) Successor Predecessor Details about Accumulated Other Comprehensive Income (Loss) Components Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Affected Line Item in the Consolidated Statements of Operations Interest rate swaps: Recognition of net unrealized (gains) losses $ (4.6) $ 0.4 $ 0.1 $ (9.5) Interest expense (4.6) 0.4 0.1 (9.5) (Loss) income before income taxes 1.1 (0.1) (0.1) 2.4 Income tax benefit (expense) (3.5) 0.3 — (7.1) Net (loss) income Pension and postretirement plans: Plan curtailment — — — — (a) Amortization of net actuarial (gain) loss (0.6) (0.4) — 0.1 (a) Amortization of prior service credits (0.8) (0.3) — (0.9) (a) (1.4) (0.7) — (0.8) (Loss) income before income taxes 0.3 0.2 — 0.1 Income tax benefit (expense) (1.1) (0.5) — (0.7) Net (loss) income Total reclassifications for the period, net of tax $ (4.6) $ (0.2) $ — $ (7.8) Net (loss) income (a) Included in the computation of net periodic benefit expense (income) for the period. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-49

WINDSTREAM HOLDINGS II, LLC (Successor)
WINDSTREAM HOLDINGS, INC. (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

**15. Income Taxes:**

Income tax benefit (expense) was as follows:

| (Millions) | Successor: Year Ended December 31, 2022 | Successor: Year Ended December 31, 2021 | Successor: Period from September 22, 2020 through December 31, 2020 | Predecessor: Period from January 1, 2020 through September 21, 2020 |
|---|---|---|---|---|
| Current: | | | | |
| Federal | $ (0.4) | $ 0.1 | $ — | $ 3.0 |
| State | (19.1) | (10.0) | (3.0) | (2.2) |
| | (19.5) | (9.9) | (3.0) | 0.8 |
| Deferred: | | | | |
| Federal | 52.5 | (12.6) | (14.4) | (194.4) |
| State | 29.0 | 1.0 | (1.0) | (51.2) |
| | 81.5 | (11.6) | (15.4) | (245.6) |
| Income tax benefit (expense) | $ 62.0 | $ (21.5) | $ (18.4) | $ (244.8) |

The deferred income tax benefit for the Successor period of 2022 reflected the loss before income taxes. The deferred income tax expense for the Successor periods of 2021 and 2020 primarily resulted from temporary differences between depreciation and amortization expense for income tax purposes and depreciation and amortization expense recorded in the accompanying consolidated financial statements. The deferred income tax expense for the Predecessor period of 2020 primarily reflected the impact of emergence from the Chapter 11 Cases.

Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows:

| (Millions) | Successor: Year Ended December 31, 2022 | Successor: Year Ended December 31, 2021 | Successor: Period from September 22, 2020 through December 31, 2020 | Predecessor: Period from January 1, 2020 through September 21, 2020 |
|---|---|---|---|---|
| Statutory federal income tax rate | 21.0 % | 21.0 % | 21.0 % | 21.0 % |
| Increase (decrease) | | | | |
| State income taxes, net of federal benefit | 3.9 | 6.4 | 4.5 | 4.2 |
| Adjust deferred taxes for state net operating loss carryforward | (0.4) | 8.0 | — | — |
| Valuation allowance | (0.4) | (1.7) | — | (7.6) |
| Reorganization items, net | — | — | — | (33.3) |
| Post-emergence bankruptcy-related items | (0.7) | 6.2 | — | — |
| Tax attribute reduction | — | 13.3 | — | 25.7 |
| Post-emergence professional fees | (0.1) | 2.7 | 2.1 | — |
| Other items, net | (1.1) | (0.6) | 0.5 | 0.5 |
| Effective income tax rate | 22.2 % | 55.3 % | 28.1 % | 10.5 % |

The effective income tax rate in 2021 and both periods of 2020 primarily reflected the impact of emergence from the Chapter 11 Cases.

F-50

15. Income Taxes, Continued: The significant components of the net deferred income tax liability were as follows as of December 31: (Millions) 2022 2021 Deferred income tax assets: Long-term lease obligations $ 1,053.7 $ 1,084.8 Operating loss and credit carryforwards 181.6 178.0 Interest expense 73.5 30.1 Postretirement and other employee benefits 40.2 30.5 Research and development capitalization 22.4 — Bad debt 14.2 9.3 Deferred debt costs 8.0 9.5 Equity-based compensation 3.0 2.1 Other 29.5 33.9 1,426.1 1,378.2 Less valuation allowance 10.2 9.0 Deferred income tax assets $ 1,415.9 $ 1,369.2 Deferred income tax liabilities: Operating lease right-of-use assets $ 997.5 $ 1,046.3 Property, plant and equipment 597.1 568.3 Goodwill and other intangible assets 43.1 65.9 Unrealized holding gains on interest rate swaps 7.8 1.3 Other 37.8 29.5 Deferred income tax liabilities 1,683.3 1,711.3 Net deferred income tax liability $ 267.4 $ 342.1 In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, carryback potential and tax planning strategies in making this assessment. As of December 31, 2022 and 2021, federal net operating loss carryforwards were approximately $797.1 million and $780.7 million, respectively. Net operating losses generated prior to 2018 expire in varying amounts from 2023 through 2036. Under the 2017 Tax Act, federal net operating losses generated in 2018 and future years can be carried forward indefinitely. As of December 31, 2022 and 2021, state net operating loss carryforwards were approximately $164.1 million and $119.0 million, respectively, which expire annually in varying amounts from 2023 through 2042. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. As of December 31, 2022 and 2021, recorded valuation allowances totaled approximately $9.1 million and $7.5 million, respectively, related to state loss carryforwards which are expected to expire before they are utilized. The amount of state tax credit carryforwards as of December 31, 2022 and 2021, were approximately $6.4 million and $8.2 million, respectively, which expire in varying amounts from 2023 through 2032. Due to the expected lack of sufficient future taxable income, the Company believes that it is more likely than not that the benefit from some of the state tax credit carryforwards will not be realized prior to expiration. Therefore, as of December 31, 2022 and 2021, Windstream recorded valuation allowances of approximately $1.1 million and $1.5 million, respectively, to reduce our deferred tax assets to amounts expected to be realized. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-51

15. Income Taxes, Continued: Uncertainty in taxes is accounted for in accordance with authoritative guidance. A reconciliation of unrecognized tax benefits was as follows: Successor Predecessor (Millions) Year Ended December 31, 2022 Year Ended December 31, 2021 Period from September 22, 2020 through December 31, 2020 Period from January 1, 2020 through September 21, 2020 Beginning balance $ — $ — $ — $ 8.0 Reductions for tax positions of prior years — — — (5.5) Reductions as a result of a lapse of the applicable statute of limitations — — — (2.5) Ending balance $ — $ — $ — $ — Windstream does not expect or anticipate a significant change in the next twelve months in the unrecognized tax benefits reported above. The Company files income tax returns in the U.S. federal jurisdiction and various states. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2019. Windstream has identified Arkansas, California, Florida, Georgia, Illinois, Iowa, Kentucky, Nebraska, New York, North Carolina, Pennsylvania, Texas and Virginia as “major” state taxing jurisdictions. Accrued interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense. For all periods presented, there were no interest or penalties recognized nor any amounts accrued for interest and penalties. 16. Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Other Related Matters: Filing of Chapter 11 Cases, Plan Support Agreement and Settlement with Uniti As previously discussed in Note 1, on February 25, 2019, the Debtors filed the Chapter 11 Cases. On March 2, 2020, the Debtors entered into a Plan Support Agreement (the “PSA”) with certain members of first lien lenders and noteholders, including the Debtors’ largest creditor, Elliott Investment Management L.P. (“Elliott”), and Uniti. The PSA contemplated the Debtors’ restructuring and recapitalization through implementation of the Plan. The PSA provided for, among other things, the reduction of the Debtors’ existing funded debt of more than $4 billion. The PSA and accompanying plan term sheet (the “Plan Term Sheet”), outlined the terms of the reorganization, including funding an exit facility in an aggregate amount up to $3,250 million and backstop commitments from certain first lien creditors (the “Backstop Commitment Agreement”) related to a $750 million common equity rights offering upon the effective date (the “Rights Offering”). The Backstop Commitment Agreement provided for a backstop premium equal to 8 percent of the $750 million committed amount payable in common stock (the “Backstop Premium”). Upon the Bankruptcy Court’s order approving the Backstop Premium Agreement on May 13, 2020, the Backstop Premium became fully earned and, the Predecessor accrued a liability of $60 million for the Backstop Premium in the second quarter of 2020, which amount was included in reorganization items, net. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-52

16. Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Other Related Matters, Continued: In connection with the Chapter 11 Cases, on July 25, 2019, the Debtors filed a complaint seeking, among other things, to recharacterize the Uniti arrangement from a lease to a financing. On March 2, 2020, the Debtors announced an agreement with Uniti to settle the litigation. Uniti agreed to fund up to $1.75 billion in capital improvements to the network; pay the Company $400 million in quarterly cash installments over five years, at an annual interest rate of 9.0 percent, which amount may be paid in full or in part at any time, resulting in total cash payments ranging from $438 - $485 million over the five-year period (as Uniti prepaid amounts due in 2022 in fourth quarter 2021); and purchase, for $40 million, certain Company-owned fiber assets, including certain fiber indefeasible rights of use (“IRU”) contracts, with Debtors agreeing to provide operations and maintenance services related to the transferred contracts. Windstream also entered into a 20-year IRU with Uniti to use certain of the transferred fiber assets for an annual payment of $3.0 million. Uniti also transferred $244.5 million of proceeds to the Company from the sale of Uniti’s common stock to certain first lien creditors of the Debtors. The fiber asset sales, transfer of IRU contracts and agreement to provide operations and maintenance services are collectively referred to herein as the “Uniti Transactions”. The Uniti arrangement was bifurcated into two structurally similar but independent agreements, one applicable to network facilities within ILEC market areas and the other applicable to network facilities within CLEC market areas (collectively the “amended master lease agreements”). Annual rental payments, renewal options and other key terms under the amended master lease agreements remain the same as under the previous Uniti arrangement. On the one-year anniversary of any GCIs funded by Uniti, the annual base rent payable by the Company will increase by an amount equal to 8.0 percent of such investment, subject to a 0.5 percent annual escalator. At a hearing held on May 7 - 8, 2020, the Bankruptcy Court approved the settlement. The trustee of certain of Old Services' pre-petition bonds, has appealed the approval of the settlement, along with the approval of the Plan. See Note 17 for the status of the appeal. Of the total cash proceeds received at emergence from Uniti, net of $5.0 million paid to Uniti for deferred revenue related to the sold IRU contracts, $230.1 million was allocated to the sale of the fiber assets and IRU contracts, $15.7 million was assigned to the IRU contract between Windstream and Uniti, which was accounted for as a financing transaction, and the remaining $33.8 million was allocated to the operations and support services agreement, which was recorded as deferred revenue and will be recognized ratably over the period in which the services are provided. The expected $400.0 million in settlement payments from Uniti was allocated to certain leased fiber assets for which the Company relinquished its rights to continue to use. As a result, the settlement payments from Uniti were included in determining the present value of future minimum lease payments under the amended master lease agreements. Settlement payments received from Uniti are recorded as an accretion to the long-term operating lease liability. Reimbursements received from Uniti for GCIs are accounted for as a reduction of the cost of the related assets when received. Plan of Reorganization On June 26, 2020, the Bankruptcy Court approved and confirmed the Plan that included ranges of allowed claims by creditor classes. The Debtors emerged from bankruptcy on the Effective Date. On or following the Effective Date and pursuant to the Plan, the following occurred: • Payment of Debtor-in-Possession (“DIP”) Credit Facilities - The Company paid in full and terminated the senior secured superpriority DIP credit facilities, including accrued interest of $902.3 million. • Cancellation of Predecessor Equity and Other Equity Interests - All outstanding common shares of Old Holdings and any vested or unvested shares of restricted stock, restricted stock units and stock options were cancelled, discharged and of no further force or effect. • Issuance of Successor Equity - The Company issued 90.0 million new equity units consisting of approximately 15.6 million common units and approximately 74.4 million special warrants to purchase common units to holders of allowed first lien claims and participants in the $750.0 million Rights Offering. In addition, the Company also issued under the management incentive plan approximately 6.5 million of equity-based awards to certain key management employees consisting of approximately 1.7 million of time-based restricted common units, approximately 1.1 million of performance-based restricted common units and approximately 3.7 million of performance-based stock options. The time-based restricted common units generally vest ratably over 4 years. The performance-based restricted common units and stock options vest upon satisfaction of both the time and performance conditions specified in the equity award agreement and will be settled only upon the occurrence of a liquidity or a change-in-control event. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-53

16. Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Other Related Matters, Continued: • Exit Financing - Win Services, a Delaware limited liability company and wholly owned subsidiary of Windstream, entered into (i) a senior secured revolving credit facility in an aggregate committed amount of up to $500.0 million maturing on September 21, 2024 and (ii) a senior secured first lien term loan facility in an aggregate principal amount of $750.0 million maturing on September 21, 2027. Debt issuance costs related to the exit financing paid on the Effective Date totaled $24.8 million. • Release of Debt Proceeds Held in Escrow - On August 25, 2020, Windstream Escrow LLC and Windstream Escrow Finance Corp. (“Escrow Issuers”), each an indirect wholly-owned subsidiary of Old Holdings, issued $1,400.0 million aggregate principal amount of 7.750 percent the 2028 Notes. The gross proceeds from the offering of the 2028 Notes were deposited into an escrow account. On the Effective Date of the Plan, the Borrower assumed all payment and other obligations of the Escrow Issuers and the proceeds from the 2028 Notes offering were released from the escrow account and remitted to the Company. Debt issuance costs related to the 2028 Notes paid on the Effective Date totaled $17.5 million. • Settlement of First Lien Debt Claims - Holders of first lien claims received on a pro rata basis: (i) 100 percent of the new equity units, subject to certain adjustments for dilution by the Backstop Premium, Rights Offering, and management incentive plan; (ii) cash in the amount equal to the sum of exit financing proceeds, flex proceeds, cash proceeds from the Rights Offering, and cash held by the Debtors; (iii) subscription rights; and (iv) first lien replacement loans, as applicable. Accordingly, all of Old Services’ outstanding obligations under the senior secured credit facility including the revolving line of credit, Tranche B6 term loan, Tranche B7 term loan, and 8.625 percent senior first lien notes (collectively the “Predecessor first lien obligations”) were canceled and the holders of claims under the Predecessor first lien obligations received 90.0 million equity units and $1,628.7 million in cash. First lien holders also received in cash accrued adequate protection payments of $55.4 million. In addition, outstanding obligations under the 6.750 percent senior notes due April 1, 2028 (the “Midwest Notes”) were canceled and certain holders of claims under the Midwest Notes received up to $100.0 million aggregate principal in new loans arising under the senior secured first lien term loan facility and other holders received up to $4.0 million in cash. Holders of Midwest Notes also received in cash accrued adequate protection payments of $0.4 million. • Settlement of Second Lien Debt Claims - Outstanding obligations under the 10.500 percent senior second lien notes and 9.000 percent senior second lien notes (collectively the “Predecessor second lien obligations”) were canceled and the holders of claims under the Predecessor second lien obligations received $1.5 million in cash. • Treatment of General Unsecured Claims - Holders of certain general unsecured claims against non-obligor Debtors received $126.8 million in cash. To administer and settle the remaining general unsecured claims, a separate cash account was established for Old Services in the amount of $196.0 million. Old Services is not a subsidiary of the Company nor required to be consolidated as a variable interest entity, and accordingly, the cash balance and related claims liabilities have been excluded from the Successor’s balance sheet. Any excess cash not distributed to the general unsecured creditors will be distributed to the Company. • Funding of Professional Fee Escrow - To pay success-based fees earned at emergence and other professional fees accrued as of the Effective Date, $50.0 million in cash was transferred to a separate professional fees escrow account. In addition to funding the escrow account on the Effective Date, professional fees and other expenses were also paid amounting to $34.8 million. On September 18, 2020, Windstream and Uniti executed the amended master lease agreements and on September 21, 2020, the companies completed the Uniti Transactions stipulated in the Settlement Agreement discussed above. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-54

16. Emergence from Voluntary Reorganization Under Chapter 11 Proceedings and Other Related Matters, Continued: Reorganization Items, Net The Debtors incurred significant costs associated with the filing of the Chapter 11 Cases and realized certain gains and losses upon emergence from bankruptcy and the application of fresh start accounting. including the settlement of liabilities subject to compromise, accruals for damages and general unsecured claims, and professional fees incurred directly related to the Chapter 11 Cases. These items were recorded as reorganization items, net in the consolidated statement of operations of the Predecessor. Reorganization items, net for the Predecessor period January 1, 2020 through September 21, 2020 were as follows: (Millions) Gain on settlement of liabilities subject to compromise $ (3,982.1) Gain from the sale of assets to Uniti (211.8) Gain on amended master lease with Uniti (25.7) Professional fees and other bankruptcy-related costs 160.5 Provision for estimated damages on rejected executory contracts 16.7 Provision for general unsecured claims 258.1 Discount on Rights Offering 450.0 Fresh start adjustments 755.9 Backstop premium liability 60.0 Reorganization (gains) expenses, net $ (2,518.4) 17. Commitments and Contingencies: Bankruptcy-Related Litigation U.S. Bank, as indenture trustee for certain pre-petition Old Services unsecured notes, appealed the Bankruptcy Court’s approval of the Uniti settlement and the Confirmation Order approving the Plan to the U.S. District Court for the Southern District of New York in 2020. The Company maintains that the Bankruptcy Court correctly determined that the Uniti settlement and confirmation of the Plan was in the best interests of the Debtors’ estate. In June 2021, the appellate court entered an order dismissing the appeal as equitably moot. In July 2021, U.S. Bank appealed the dismissal to the United States Court of Appeals for the Second Circuit (“Second Circuit”). After oral arguments before a panel of appellate judges, in October 2022, the Second Circuit affirmed the dismissal of the appeal. U.S. Bank sought en banc review by the entire Second Circuit, and that review resulted in the Second Circuit finding in Windstream’s favor. U.S. Bank may petition for certiorari with the Supreme Court of the United States on or before March 16, 2023, with that deadline subject to a sixty-day extension. Old Holdings, its current and former directors, and certain of its executive officers are the subject of two shareholder-related lawsuits arising out of the merger with EarthLink Holdings Corp. in February 2017 pending in federal court in Arkansas and state court in Georgia. The pending complaints contain similar assertions and claims of alleged securities law violations and breaches of fiduciary duties related to the disclosures in the joint proxy statement/prospectus soliciting shareholder approval of the merger, which the plaintiffs allege were inadequate and misleading. Oral arguments on Windstream’s motion to dismiss the claims in the federal matter were held in August 2019. Plaintiffs amended the federal complaint in 2021, and the Company renewed its motion to dismiss all allegations in July 2021. All briefing has been complete for some time, but the presiding judge has not ruled. Additionally, the state court case was stayed in the fourth quarter of 2019, pending a decision in the federal case. The federal plaintiffs’ proof of claim, for an undetermined monetary amount, was resolved on the bankruptcy docket in September 2021, and the litigation is proceeding solely in Arkansas federal court. If the claims are not dismissed, plaintiffs are limited to a recovery to the extent of any available insurance proceeds. The state plaintiff failed to submit a proof of claim and in light of the Company’s emergence from bankruptcy, the state case should be discharged, but the state plaintiff is challenging. To the extent the state court case proceeds, the plaintiff’s recovery should be limited to available insurance proceeds. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-55

17. Commitments and Contingencies, Continued: Management believes that the Company has valid defenses for each of the lawsuits and plans to vigorously defend the pursuit of all matters. While the ultimate resolution of the matters is not currently predictable, if there is an adverse ruling in any of these matters, the ruling could constitute a material adverse outcome on the future consolidated results of operations, cash flows, or financial condition of the Company. Texas USF Litigation The Company participates in two high-cost USF programs in Texas: one for large companies and one for small companies. Starting in 2020, the Texas USF ran a quarterly deficit due to a declining contributions base. Despite state statutory and regulatory requirements to fully fund the programs, the Texas Public Utility Commission (“PUC”) short-paid Windstream and other telecom companies each month from November 2020 through July 2022. In January 2021, the Texas Telephone Association (“TTA”), of which Windstream is a member, filed a lawsuit against the PUC to restore USF funding to its previous levels. After a negative trial court ruling in June 2021, TTA and Windstream, along with Lumen Technologies, Inc., appealed the decision. On June 30, 2022, the appellate court ruled in favor of the appellants and ordered the PUC to resume fully funding its USF obligations and remanded to the trial court for a determination on short paid amounts owed. On July 13, 2022, the PUC ordered an increase in the Texas USF assessment factor from 3.3 percent to 24.0 percent effective August 1, 2022. The increase allowed the PUC to meet current funding obligations, start paying short-paid amounts, and establish a reserve balance. The Company started receiving full go-forward payments in October 2022. In December 2022, in order to resolve all open issues, the parties entered into a settlement agreement that provided for, among other things, that the State pay all arrearage amounts, plus interest, by December 31, 2023. This settlement agreement was approved by the trial court in December 2022, and the case was dismissed. As of December 31, 2022, the Company had received $16.0 million of the $53.7 million owed in arrearages and in interest. As further discussed in Note 18, the Company received additional payments for arrearages totaling $13.9 million in January and February 2023. Other Matters The Company is currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any specific period could be materially affected by changes in its assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any specific claim or proceeding would not have a material adverse effect on the Company’s financial condition, results of operations or cash flows. Notwithstanding the foregoing, any litigation pending against the Company and any claims that could be asserted against the Company that arose prior to the Petition Date are subject to discharge pursuant to releases finalized at emergence or resolution in accordance with the Bankruptcy Code for any outstanding proof of claims. 18. Subsequent Events: In January 2023, the Company was awarded grants under the Capital Projects Fund Grant Program in the State of Georgia for fiber broadband expansion to deliver broadband service speeds of at least 100-Mbps download and upload to approximately 4,500 households across 4 counties in Georgia. Funding for these broadband projects will come from $34.9 million in grants awarded to the Company and funded through ARPA. Windstream will invest approximately $2 million of its own capital to complete the projects. All expenditures covered by the grant funds must be incurred by October 31, 2026, and all requests for reimbursement of qualified expenditures must be made directly to the State of Georgia no later than December 31, 2026. The State of Georgia shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-56

18. Subsequent Events, Continued: On January 9, 2023, the Company received from Uniti the first quarterly cash installment payment of $24.5 million payable to Windstream in 2023, pursuant to the March 2, 2020 settlement agreement discussed in Note 16. On January 13, 2023 and February 15, 2023, the Company received additional payments from the Texas USF of $9.2 million and $4.7 million, respectively, for arrearages for the period June 2021 through November 2021 pursuant to the December 2022 settlement agreement discussed in Note 17. Subsequent events were evaluated through March 14, 2023, the date these consolidated financial statements were available to be issued. No additional disclosures are required other than those matters that have been reflected within these consolidated financial statements. WINDSTREAM HOLDINGS II, LLC (Successor) WINDSTREAM HOLDINGS, INC. (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ____ F-57